Exhibit 99.1
Explanatory Note

Howmet Aerospace Inc. (the “Company”) is filing this Exhibit 99.1 to recast historical segment information as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission (“SEC”) on February 12, 2026 (“Original Report”).

As previously disclosed and as reflected in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, in the first quarter of 2026, the Company’s Chief Operating Decision Maker reorganized Howmet’s segments by moving a titanium alloy location from Engine Products to Engineered Structures as it better aligns with the operations of the Engineered Structures segment. The recasting had no impact on the Company’s consolidated results, financial position or cash flows. The titanium alloy location is one of the Company’s facilities at Whitehall, Michigan.

This Exhibit 99.1 provides recast segment information within the following items of the Company's Original Report to reflect the movement of the titanium alloy location from Engine Products to Engineered Structures:
•Part II Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - solely to reflect an explanation of the change under the heading “Segment Information” and changes in the numbers appearing in the tables and narrative under the headings “Segment Information—Engine Products” and “Segment Information—Engineered Structures”; and
•Part II Item 8. Financial Statements and Supplementary Data - solely to reflect changes in “Note C. Segment and Geographic Area Information” in the “Notes to the Consolidated Financial Statements.”

The items above included in this Exhibit 99.1 update the same items presented in the Original Report solely to reflect the movement of the titanium alloy location from Engine Products to Engineered Structures and the related impacts to segment disclosures as a result of the recast described above and do not represent a restatement of previously issued financial statements. There are no changes to other disclosures presented in the Original Report, including the Company’s previously reported statement of consolidated operations, statement of consolidated comprehensive income, consolidated balance sheet, statement of consolidated cash flows or statement of changes in consolidated equity.

This Exhibit 99.1 does not reflect changes or events occurring subsequent to the original filing of the Original Report and does not modify or update the disclosures in any way, other than as required to retrospectively recast the movement of the titanium alloy location from Engine Products to Engineered Structures. Therefore, this Exhibit 99.1 should be read in conjunction with the Company's Original Report as filed, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, and other current reports on Form 8-K.

Cross references in this Exhibit 99.1 to other items, including items in “this Form 10-K,” refer either to such items in this Exhibit 99.1 or to such items in the Original Report, as the context requires.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
(dollars in millions, except share and per-share amounts)
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our results of operations and financial condition. MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and notes thereto included in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K.
Overview
Our Business
Howmet is a global leader in lightweight metals engineering and manufacturing. Howmet’s innovative, multi-material products, which may include nickel, titanium, aluminum, and cobalt, are used worldwide in the aerospace (commercial and defense), commercial transportation, gas turbines, and other markets.
Howmet is a global company operating in 19 countries. Based upon the country where the point of shipment occurred, North America and Europe generated 72% and 22%, respectively, of Howmet’s sales in 2025. In addition to the United States, Canada, and Mexico in North America and France, United Kingdom, Hungary, and Germany in Europe, Howmet has operating activities in numerous other countries and regions, including Japan and China. Governmental policies, laws and regulations, and other economic factors, including inflation, customer requirements, tariffs, and fluctuations in foreign currency exchange rates and interest rates, affect the results of operations in countries with such activities.

Recent Developments
On December 22, 2025, Howmet Aerospace entered into a transaction with Stanley Black & Decker, pursuant to which the Company has agreed to purchase CAM, for a cash purchase price of approximately $1.8 billion, subject to customary adjustments. The Proposed CAM Acquisition is expected to close in the first half of 2026, subject to customary closing conditions and regulatory approvals. On February 6, 2026, the Company acquired Brunner Manufacturing Co. Inc., a small privately-held manufacturer of high-quality fastener products in the U.S., for an all-cash purchase price. See “Business” in Part I, Item 1 and “Liquidity and Capital Resources” in Part II, Item 7 for more information.
Management Review of 2025 and Outlook
The Company derived approximately 70% of its revenue from products sold to the commercial and defense aerospace markets for the year ended December 31, 2025. The timing and level of future aircraft builds by original equipment manufacturers are subject to changes and uncertainties, which may cause our future results to differ from prior periods due to changes in product mix in certain segments.
In 2025, Sales increased 11% from 2024 primarily as a result of growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares, favorable product pricing, and cost pass through, partially offset by lower volumes in the commercial transportation market. Product price increases are in excess of material and inflationary cost pass through to our customers.
Income before income taxes increased 33% from 2024. Total Segment Adjusted EBITDA(1) increased 25% from 2024 primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets, and favorable product pricing, partially offset by lower volumes in the commercial transportation market.
Management continued its focus on liquidity and cash flows as well as improving its operating performance through profitable revenue, efficient operations, and margin enhancement. Management has also continued its intensified focus on capital efficiency. Management’s focus and the related results enabled Howmet to end 2025 with a solid financial position.
The following financial information reflects certain key highlights of Howmet’s 2025 results:
•Sales of $8,252, an increase of 11% from 2024, driven by growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares, partially offset by lower volumes in the commercial transportation market;
•Net income of $1,508, an increase of 31%, or $3.71 per diluted share, an increase of 32%, from 2024;
•Income before income taxes of $1,840, an increase of $457, or 33%, from 2024;
•Total Segment Adjusted EBITDA(1) of $2,507, an increase of $498, or 25%, from 2024;
•Cash on hand and restricted cash at the end of the year of $743;
•Cash provided from operations of $1,884; cash used for financing activities of $1,269; and cash used for investing activities of $438;
•Repurchased the Company’s common stock of approximately 4.4 million shares under the Share Repurchase Program for approximately $700;
•Total debt of $3,050, a net decrease of $265 from 2024, reflecting the early redemption of the 5.900% Notes due February 2027 (the “2027 Notes”) of $625 and the early prepayment of its USD Term Loan Facility during various periods in 2025 of $140, partially offset by the November 2025 issuance of $500 aggregate principal amount of the 4.550% Notes due 2032 (the “2032 Notes”); and
•The Company’s common stock had a closing price of $205.02 per share as of December 31, 2025, an increase of $191.82 per share, or 1453%, since the Arconic Inc. Separation Transaction on April 1, 2020, compared to an increase of 177% for the S&P 500® Index and 178% for the S&P 500® Aerospace & Defense Index over the same period.
(1)See below in Results of Operations for the reconciliation of Total Segment Adjusted EBITDA to Income before income taxes.
In 2026, management projects sales to increase as we expect solid growth in the commercial aerospace, defense aerospace, and gas turbines markets, and the Company’s strong position in those markets is expected to continue, including engine spares. Earnings per share is expected to grow as management continues to focus on revenue growth and operational performance. Cash provided from operations is expected to increase for the full year in 2026 compared with 2025, resulting from a continued focus on operating performance. Capital expenditures are expected to remain elevated with additional investments in capacity expansions to support aerospace and gas turbines market growth and share gains. Governmental policies, laws and regulations, and other economic factors, including inflation, customer requirements, tariffs, and fluctuations in foreign currency exchange rates and interest rates, may affect future results of operations and cash flow.
Results of Operations
Earnings Summary
Sales. Sales for 2025 were $8,252 compared with $7,430 in 2024, an increase of $822, or 11%. The increase was primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares, favorable product pricing, and cost pass through, partially offset by lower volumes in the commercial transportation market. Product price increases are in excess of material and inflationary cost pass through to our customers.
Sales for 2024 were $7,430 compared with $6,640 in 2023, an increase of $790, or 12%. The increase was primarily due to higher sales in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares, and favorable product pricing, partially offset by lower volumes in the commercial transportation market. Product price increases are in excess of inflationary cost pass through to our customers.
Cost of goods sold (“COGS”). COGS as a percentage of Sales was 65.8% in 2025 compared with 68.9% in 2024. The decrease was primarily due to higher volumes, favorable product pricing and productivity gains, partially offset by increased net headcount, primarily in the Engine Products segment, in support of expected revenue increases. The Company had no COGS net reimbursements in 2025 compared to total COGS net reimbursements of $18 in 2024 due to the final settlement of the insurance claim related to a mechanical failure that occurred in 2022 resulting in substantial heat and fire-related damage to equipment at the Forged Wheels’ cast house in Barberton, Ohio (the “Barberton Cast House Incident”) in the second quarter of 2024 and the final settlement of the insurance claim related to the fires that occurred in 2019 at a Fastening Systems plant in France (the “France Plant Fire”) in the fourth quarter of 2024.
COGS as a percentage of Sales was 68.9% in 2024 compared with 71.9% in 2023. The decrease was primarily due to higher volumes and favorable product pricing, partially offset by increased net headcount, primarily in the Engine Products segment, in support of expected revenue increases. The Company had total COGS net reimbursements of $18 in 2024 due to the final settlement of the Barberton Cast House Incident in the second quarter of 2024 and the final settlement of the insurance claim related to the France Plant Fire in the fourth quarter of 2024, compared to total COGS insurance claims reimbursements of $19 in 2023, partially offset by charges of $7 in 2023, related to the France Plant Fire and Barberton Cast House Incident. All cash related to the completed insurance claims for the Barberton Cast House Incident and the France Plant Fire were collected as of January 2025.
Selling, general administrative, and other expenses (“SG&A”). SG&A expenses were $370, or 4.5% of Sales, in 2025 compared with $347, or 4.7% of Sales, in 2024. The increase in SG&A of $23, or 7%, was primarily due to higher employment costs, other administrative expenses, and acquisition costs.
SG&A expenses were $347, or 4.7% of Sales, in 2024 compared with $333, or 5.0% of Sales, in 2023. The increase in SG&A of $14, or 4%, was primarily due to higher employment costs.
Research and development expenses (“R&D”). R&D expenses were $37 in 2025 compared with $33 in 2024. The increase of $4, or 12%, was primarily due to an increase in spending on technology projects related to the aerospace and gas turbines markets.
R&D expenses were $33 in 2024 compared with $36 in 2023. The decrease of $3, or 8%, was primarily due to the timing of spending on technology projects.
Provision for depreciation and amortization (“D&A”). The provision for D&A was $283 in 2025 compared with $277 in 2024. The increase of $6, or 2%, was primarily driven by higher depreciation from additional capital investments in capacity expansions within the Engine Products segment.
The provision for D&A was $277 in 2024 compared with $272 in 2023. The increase of $5, or 2%, was primarily driven by the disposal of unused assets in the Engine Products segment.
Restructuring and other charges. Restructuring and other charges were $84 in 2025 compared with $21 in 2024 and $23 in 2023.
Restructuring and other charges in 2025 consisted primarily of $89 charges for U.K. pension plan settlement accounting and a $3 charge for layoff costs partially offset by $5 in gains on the sales of assets at two small previously closed facilities.
Restructuring and other charges in 2024 consisted primarily of a $13 net loss on the sale of a small U.K. manufacturing facility in Engineered Structures and a $10 charge for layoff costs.
Restructuring and other charges in 2023 consisted primarily of a $12 charge for impairment of assets primarily related to decommissioned fixed assets in Engineered Structures, a $5 charge for U.S. and Canadian pension plans’ settlement accounting, a $3 charge for layoff costs, a $3 charge for various other exit related costs primarily for the closures of small manufacturing facilities, and a $2 charge for accelerated depreciation primarily related to the closure of a small Engineered Structures facility in the U.K.
The Company has closed or sold some small manufacturing facilities and may, in the future, close or sell additional small facilities in order to consolidate operations, reduce fixed costs, and exit less profitable businesses.
See Note D to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for additional detail.
Interest expense, net. Interest expense, net was $151 in 2025 compared with $182 in 2024. The decrease of $31, or 17%, was primarily due to the early redemption of the 2027 Notes and the early prepayments of its USD Term Loan Facility during various periods in 2025, partially offset by the November 2025 issuance of the 2032 Notes. Long-term debt, including long-term debt due within one year, has been reduced by $656 from December 31, 2023 to December 31, 2025. On an annual basis, the debt reduction and refinancing activities in 2025 will decrease Interest expense, net by approximately $22, excluding impacts of financing future acquisitions.
Interest expense, net was $182 in 2024 compared with $218 in 2023. The decrease of $36, or 17%, was primarily due to the early redemptions of the 6.875% Notes due May 2025 (the “2025 Notes”) during various periods in 2024, the early redemptions of the 5.125% Notes due October 2024 (the “2024 Notes”) during various periods during 2023 and 2024, and the early partial prepayment of its USD term loan, partially offset by the August 2024 issuance of $500 aggregate principal amount of the 4.850% Notes due October 2031 (the “2031 Notes”), net of the cross-currency swap that synthetically converted the 2031 Notes into a lower fixed-interest-rate Euro liability.
See Note Q to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for additional detail related to the Company’s debt.
Loss on debt redemption. Debt redemption or tender premiums include the cost to redeem or repurchase certain of the Company’s notes at a price which may be equal to the greater of the principal amount or the sum of the present values of the remaining scheduled payments, discounted using a defined treasury rate plus a spread, or a price based on the market price of its notes.
Loss on debt redemption was $15 in 2025 compared with $6 in 2024. The increase of $9, or 150%, was primarily due to the debt redemption premiums paid in the fourth quarter of 2025 on the early redemption of the 2027 Notes.
Loss on debt redemption was $6 in 2024 compared with $2 in 2023. The increase of $4, or 200%, was primarily due to the debt premiums paid on the early redemption of the 2025 Notes in the third quarter of 2024.
See Note Q to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for additional detail related to the Company’s debt.
Other expense, net. Other expense, net was $40 in 2025 compared with $62 in 2024. The decrease in expense of $22 was primarily due to an increase of foreign currency translation gains, net of $16. Non-service related net periodic benefit costs related to defined benefit plans and other postretirement benefit plans is expected to remain relatively flat from 2025 to 2026.
Other expense, net was $62 in 2024 compared with $8 in 2023. The increase in expense of $54 was primarily due to the reversal in the second quarter ended June 30, 2023 of $25, net of legal fees of $1, of the $65 pre-tax charge taken in the third quarter of 2022 related to the Lehman Brothers International (Europe) (“LBIE”) legal proceeding as a result of the final settlement of such proceeding in June 2023, increases in foreign currency losses, net of $15, and an increase in the impact of deferred compensation arrangements of $5.
See Note F to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for additional detail.
Income taxes. Howmet’s effective tax rate was 18.0% (provision on pre-tax income) in 2025 compared with the U.S. federal statutory rate of 21%. The effective tax rate differs from the U.S. federal statutory rate primarily due to a $38 benefit related to a U.S. deduction on Foreign Derived Intangible Income (“FDII”), a $23 benefit related to federal and state R&D credits and related impacts, an $18 excess benefit for stock compensation, a $17 benefit related to U.S. tax accounting method changes for the deduction of certain prior period transaction and other costs, a $16 benefit related to various other tax credits, an $8 benefit to release a valuation allowance related to U.S. foreign tax credits, and a $6 benefit to release a valuation allowance related to U.S. state tax losses and credits, partially offset by $24 of incremental state tax and foreign taxes on earnings also subject to U.S. federal income tax, $19 of U.S. tax on Global Intangible Low-Taxed Income (“GILTI”) and other foreign earnings, $14 of charges related to nondeductible expenses, a $10 charge related to the July 4, 2025 enactment of the One Big Beautiful Bill Act (“OBBB”), and an $8 net charge related to the expiration of the 2024 tax holiday in China which was reinstated for the 2025 year.

Howmet anticipates that the effective tax rate in 2026 will be between 20.5% and 21.5%. However, changes in the current economic environment, tax legislation or rate changes, currency fluctuations, ability to realize deferred tax assets, movements in stock price impacting tax benefits or deficiencies on stock-based payment awards, and the results of operations in certain taxing jurisdictions may cause this estimated rate to fluctuate.
Howmet’s effective tax rate was 16.5% (provision on pre-tax income) in 2024 compared with the U.S. federal statutory rate of 21%. The effective tax rate differs from the U.S. federal statutory rate primarily due to the completion of an R&D study which resulted in a $44 net benefit related to prior years of U.S. federal and state R&D credits and related impacts, a $15 net benefit related to current year U.S. federal and state R&D credits and related impacts, a $25 benefit related to a U.S. deduction on Foreign Derived Intangible Income, an $11 net benefit related to various other credits, a $10 excess benefit for stock compensation, a $6 benefit to release a valuation allowance related to U.S. state tax losses and credits, and a $4 benefit to release a valuation allowance related to U.S. foreign tax credits, partially offset by $12 of U.S. tax on GILTI and other foreign earnings, $15 of incremental state tax and foreign taxes on earnings also subject to U.S. federal income tax, $11 of charges related to nondeductible expenses, and $8 of net foreign tax cost related to foreign earnings subject to withholding tax and local tax in high tax rate jurisdictions. The Organization for Economic Cooperation and Development (“OECD”) released Pillar Two model rules in 2021 introducing a 15% global minimum tax under the OECD/G20 Inclusive Framework on Base Erosion and Profit Shifting. The Pillar Two directive, including various safe harbors, has been implemented through domestic legislation in multiple countries where the Company operates effective January 1, 2024 and has not had a material impact on the Company’s effective tax rate.
Howmet’s effective tax rate was 21.5% (provision on pre-tax income) in 2023 compared with the U.S. federal statutory rate of 21%. The effective tax rate differs from the U.S. federal statutory rate primarily as a result of a $21 charge for a tax reserve established in France, $10 of incremental state tax and foreign taxes on earnings also subject to U.S. federal income tax, and $8 of charges related to nondeductible expenses, partially offset by a $14 benefit to release a valuation allowance related to U.S. foreign tax credits, a $9 excess benefit for stock compensation, $7 of benefits related to tax credits, a $2 benefit to release a valuation allowance related to U.S. state tax losses and credits, and a $2 benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates.
See Note H to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for additional detail.
Net income. Net income was $1,508, or $3.71 per diluted share, for 2025 compared to $1,155, or $2.81 per diluted share, in 2024. The increase in results of $353, or 31%, was primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares, favorable product pricing, a reduction in interest expense due to lower long-term debt levels, and an increase of foreign currency translation gains, partially offset by lower volumes in the commercial transportation market.
Net income was $1,155, or $2.81 per diluted share, for 2024 compared to $765, or $1.83 per diluted share, in 2023. The increase in results of $390, or 51%, was primarily due to higher volumes in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares, favorable product pricing, a reduction in interest expense due to lower long-term debt levels, and a lower tax rate due to the completion of an R&D study, partially offset by lower volumes in the commercial transportation market and net impacts of foreign currency.
Segment Information
The Company’s operations consist of four worldwide reportable segments: Engine Products, Fastening Systems, Engineered Structures and Forged Wheels. Segment performance under Howmet’s management reporting system is evaluated based on Segment Adjusted EBITDA. The Company’s Chief Executive Officer, who has been determined to be our Chief Operating Decision Maker (“CODM”), believes that Segment Adjusted EBITDA provides information with respect to the Company’s operating performance and the Company’s ability to meet its financial obligations. Howmet’s definition of Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development (“R&D”) expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from net margin and Segment Adjusted EBITDA. The Company’s CODM considers forecast-to-actual variances for Segment Adjusted EBITDA when allocating resources across the Company’s reportable segments. Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Differences between the total segment and consolidated totals are in Corporate. (See Note C to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K).
The Company has aligned its operations consistent with how the CEO assesses operating performance and allocates capital.
In the first quarter of 2026, the Company’s CODM reorganized Howmet’s segments by moving a titanium alloy location from Engine Products to Engineered Structures as it better aligns with the operations of the Engineered Structures segment. The comparable periods of Engine Products and Engineered Structures have been recast to reflect the new alignment. The recasting had no impact on the Company’s consolidated results, financial position or cash flows.
Income before income taxes totaled $1,840 in 2025, $1,383 in 2024, and $975 in 2023. Segment Adjusted EBITDA for all reportable segments totaled $2,507 in 2025, $2,009 in 2024, and $1,587 in 2023. See below for the reconciliation of Total Segment Adjusted EBITDA to Income before income taxes.
The following information provides Sales, Segment Adjusted EBITDA, and Segment Adjusted EBITDA Margin for each reportable segment for each of the three years in the period ended December 31, 2025.
Engine Products

	2025	2024	2023
Third-party sales	$4,242	$3,671	$3,222
Segment Adjusted EBITDA	1,416	1,129	871
Segment Adjusted EBITDA Margin	33.4%	30.8%	27.0%
Engine Products produces investment castings, including airfoils, and seamless rolled rings primarily for aircraft engines (aerospace commercial and defense) and gas turbine applications. Engine Products produces rotating parts as well as structural parts, which are sold directly to customers. Generally, the sales and costs and expenses of this segment are transacted in the local currency of the respective operations, which are mostly the U.S. dollar, British pound, euro, and Japanese yen.
Third-party sales for the Engine Products segment increased $571, or 16%, in 2025 compared with 2024, primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares growth.
Third-party sales for the Engine Products segment increased $449, or 14%, in 2024 compared with 2023, primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets, including engine spares growth.
Segment Adjusted EBITDA for the Engine Products segment increased $287, or 25%, in 2025 compared with 2024, primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets. The segment absorbed approximately 1,430 net headcount throughout the year in support of expected revenue increases, resulting in unfavorable near-term recruiting, training, and operational costs.
Segment Adjusted EBITDA for the Engine Products segment increased $258, or 30%, in 2024 compared with 2023, primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets. The segment absorbed approximately 1,200 net headcount throughout the year in support of expected revenue increases, resulting in unfavorable near-term recruiting, training, and operational costs.
Segment Adjusted EBITDA Margin for the Engine Products segment increased approximately 260 basis points in 2025 compared with 2024, primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets.
Segment Adjusted EBITDA Margin for the Engine Products segment increased approximately 380 basis points in 2024 compared with 2023, primarily due to growth in the commercial aerospace, defense aerospace, and gas turbines markets.
In 2026, as compared to 2025, demand in the commercial aerospace, defense aerospace, and gas turbines markets is expected to increase, including engine spares growth in commercial aerospace, defense aerospace and gas turbines. Governmental policies, laws and regulations, and other economic factors, including inflation, customer requirements, tariffs, and fluctuations in foreign currency exchange rates and interest rates, may affect future results of operations and cash flow. Capital expenditures are expected to remain elevated with additional investments in capacity expansions to support aerospace and gas turbines market growth and share gains. The timing, extent, application, and level of tariffs by various governments and our ability to recover tariffs are subject to changes and uncertainties.
Fastening Systems

	2025	2024	2023
Third-party sales	$1,745	$1,576	$1,349
Segment Adjusted EBITDA	530	406	278
Segment Adjusted EBITDA Margin	30.4%	25.8%	20.6%
Fastening Systems produces aerospace and industrial fastening systems, as well as commercial transportation fasteners. The business’s high-tech, multi-material fastening systems are found nose to tail on aircraft and aero engines. The business’s products are also critical components of commercial transportation vehicles and construction and industrial equipment. Fastening Systems are sold directly to customers and through distributors. Generally, the sales and costs and expenses of this segment are transacted in the local currency of the respective operations, which are mostly the U.S. dollar, British pound, and euro.
Third-party sales for the Fastening Systems segment increased $169, or 11%, in 2025 compared with 2024, primarily due to growth in the commercial aerospace market, partially offset by lower volumes in the commercial transportation market.
Third-party sales for the Fastening Systems segment increased $227, or 17%, in 2024 compared with 2023, primarily due to growth in the commercial aerospace market, including wide body recovery.
Segment Adjusted EBITDA for the Fastening Systems segment increased $124, or 31%, in 2025 compared with 2024, primarily due to growth in the commercial aerospace market and productivity gains partially offset by lower volumes in the commercial transportation market.
Segment Adjusted EBITDA for the Fastening Systems segment increased $128, or 46%, in 2024 compared with 2023, primarily due to growth in the commercial aerospace market, productivity gains which included reduced net headcount of approximately 135, and impacts of foreign currency.
Segment Adjusted EBITDA Margin for the Fastening Systems segment increased approximately 460 basis points in 2025 compared with 2024, primarily due to growth in the commercial aerospace market and productivity gains, partially offset by lower volumes in the commercial transportation market.
Segment Adjusted EBITDA Margin for the Fastening Systems segment increased approximately 520 basis points in 2024 compared with 2023, primarily due to growth in the commercial aerospace market as well as productivity gains.
In 2026, as compared to 2025, demand in the commercial aerospace market is expected to increase. Demand in the commercial transportation market is expected to remain low with recovery beginning in the second half of 2026, given tariff-related, economic, and regulatory uncertainty in North America. Governmental policies, laws and regulations, and other economic factors, including inflation, customer requirements, tariffs, and fluctuations in foreign currency exchange rates and interest rates, may affect future results of operations and cash flow. The timing, extent, application, and level of tariffs by various governments and our ability to recover tariffs are subject to changes and uncertainties.
The Brunner acquisition will be included in the operations of the Fastening Systems segment after February 6, 2026. Upon completion of the announced Proposed CAM Acquisition, CAM operations are expected to be included in our Fastening Systems segment.
Engineered Structures

	2025	2024	2023
Third-party sales	$1,226	$1,129	$922
Segment Adjusted EBITDA	265	187	129
Segment Adjusted EBITDA Margin	21.6%	16.6%	14.0%
Engineered Structures produces titanium ingots and mill products for aerospace and defense applications and is vertically integrated to produce titanium forgings, titanium extrusions, and machining services for airframe, wing, aero-engine, and landing gear components. Engineered Structures also produces aluminum forgings, nickel forgings, and aluminum machined components, and assemblies for aerospace and defense applications. The segment’s products are sold directly to customers and through distributors, and sales and costs and expenses of this segment are generally transacted in the local currency of the respective operations, which are mostly the U.S. dollar.
Third-party sales for the Engineered Structures segment increased $97, or 9%, in 2025 compared with 2024, primarily due to growth in the defense aerospace market. The Engineered Structures segment is focusing on the optimization of its manufacturing footprint and rationalization of product mix in order to maximize profitability.
Third-party sales for the Engineered Structures segment increased $207, or 22%, in 2024 compared with 2023, primarily due to growth in the commercial aerospace and defense aerospace markets.
Segment Adjusted EBITDA for the Engineered Structures segment increased $78, or 42%, in 2025 compared with 2024, primarily due to growth in the defense aerospace market. The Engineered Structures segment is focusing on the optimization of its manufacturing footprint and rationalization of product mix in order to maximize profitability.
Segment Adjusted EBITDA for the Engineered Structures segment increased $58, or 45%, in 2024 compared with 2023, primarily due to growth in the commercial aerospace and defense aerospace markets.
Segment Adjusted EBITDA Margin for the Engineered Structures segment increased approximately 500 basis points in 2025 compared with 2024, primarily due to growth in the defense aerospace market. The Engineered Structures segment is focusing on the optimization of its manufacturing footprint and rationalization of product mix in order to maximize profitability.

Segment Adjusted EBITDA Margin for the Engineered Structures segment increased approximately 260 basis points in 2024 compared with 2023, primarily due to growth in the commercial aerospace and defense aerospace markets.
In 2026, as compared to 2025, demand in the commercial aerospace market is expected to increase. Governmental policies, laws and regulations, and other economic factors, including inflation, customer requirements, tariffs, and fluctuations in foreign currency exchange rates and interest rates, may affect future results of operations and cash flow. The timing, extent, application, and level of tariffs by various governments and our ability to recover tariffs are subject to changes and uncertainties.
Forged Wheels

	2025	2024	2023
Third-party sales	$1,039	$1,054	$1,147
Segment Adjusted EBITDA	296	287	309
Segment Adjusted EBITDA Margin	28.5%	27.2%	26.9%
Forged Wheels produces forged aluminum wheels and related products globally for heavy-duty trucks, trailers, and buses. Forged Wheels’ products are sold directly to OEMs and through distributors. Generally, the sales and costs and expenses of this segment are transacted in the local currency of the respective operations, which are mostly the U.S. dollar and euro.
Third-party sales for the Forged Wheels segment decreased $15, or 1%, in 2025 compared with 2024, primarily due to lower volumes in the commercial transportation market, partially offset by an increase in aluminum cost pass through.
Third-party sales for the Forged Wheels segment decreased $93, or 8%, in 2024 compared with 2023, primarily due to lower volumes in the commercial transportation market as well as a decrease in aluminum and other inflationary cost pass through.
Segment Adjusted EBITDA for the Forged Wheels segment increased $9, or 3%, in 2025 compared with 2024, primarily due to cost reductions, including lower net headcount, in response to lower volumes in the commercial transportation market, as well as favorable foreign currency exchange rates.
Segment Adjusted EBITDA for the Forged Wheels segment decreased $22, or 7%, in 2024 compared with 2023, primarily due to lower volumes in the commercial transportation market. The segment reduced approximately 160 net headcount throughout the year as a result of lower production.
Segment Adjusted EBITDA Margin for the Forged Wheels segment increased approximately 130 basis points in 2025 compared with 2024, primarily due to cost reductions, including lower net headcount, in response to lower volumes in the commercial transportation market, as well as favorable foreign currency exchange rates, partially offset by higher aluminum cost pass through.
Segment Adjusted EBITDA Margin for the Forged Wheels segment increased approximately 30 basis points in 2024 compared with 2023, primarily due to lower aluminum and other inflationary cost pass through, partially offset by lower volumes in the commercial transportation market.
In 2026, as compared to 2025, demand in the commercial transportation markets served by Forged Wheels is expected to remain low with recovery beginning in the second half of 2026. Governmental policies, laws and regulations, and other economic factors, including inflation, customer requirements, tariffs, and fluctuations in foreign currency exchange rates and interest rates, may affect future results of operations and cash flow. The timing, extent, application, and level of tariffs by various governments and our ability to recover tariffs are subject to changes and uncertainties.

Reconciliation of Total Segment Adjusted EBITDA to Income before income taxes

	2025	2024	2023
Income before income taxes	$1,840	$1,383	$975
Loss on debt redemption	15	6	2
Interest expense, net	151	182	218
Other expense, net(1)	40	62	8
Operating income	$2,046	$1,633	$1,203
Segment provision for depreciation and amortization	277	270	262
Unallocated amounts:
Restructuring and other charges	84	21	23
Corporate expense(2)	100	85	99
Total Segment Adjusted EBITDA	$2,507	$2,009	$1,587
(1)See Note F to the Consolidated Financial Statements in Part II, Item 8 of this Form 10-K.
(2)Corporate expense includes selling, general administrative and other expenses, costs of corporate headquarters, plant fire reimbursements, acquisition costs, costs associated with closures, supply chain disruptions, and other items.
Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because it provides additional information with respect to the Company’s operating performance and the Company’s ability to meet its financial obligations. Differences between the total segment and consolidated totals are in Corporate.
See Restructuring and other charges, D&A, Loss on debt redemption, Interest expense, net, and Other expense, net discussions above under “Results of Operations” for reference.
Corporate expense increased $15, or 18%, in 2025 compared with 2024, primarily due to a decrease in net plant fire reimbursements from the France Plant Fire and Barberton Cast House Incident of $18, partially offset by acquisition costs of $2.
Corporate expense decreased $14, or 14%, in 2024 compared with 2023, primarily due to lower costs associated with closures, supply chain disruptions, and other items of $13, lower costs related to the collective bargaining agreement negotiations of $8, and higher net reimbursements related to the France Plant Fire and the Barberton Cast House Incident of $6, partially offset by higher employment costs in 2024.
Environmental Matters
See the Environmental Matters section of Note U to the Consolidated Financial Statements in Part II, Item 8 of this Form 10-K.
Liquidity and Capital Resources
Howmet maintains a disciplined approach to cash management and the strengthening of its balance sheet. Management continued to focus on actions to improve Howmet’s cost structure and liquidity, providing the Company with the ability to operate effectively. Such actions included procurement efficiencies and overhead rationalization to reduce costs, working capital initiatives, and maintaining a sustainable level of capital expenditures.
Cash provided from operations and financing activities is expected to be adequate to cover Howmet’s operational and business needs over the next 12 months. For an analysis of long-term liquidity, see “Contractual Obligations and Off-Balance Sheet Arrangements” below.
As of December 31, 2025, cash and cash equivalents of Howmet were $742, of which $462 was held by Howmet’s non-U.S. subsidiaries. If the cash held by non-U.S. subsidiaries were to be repatriated to the U.S., the Company does not expect there to be material income tax consequences.
See “Planned Financing for the Proposed CAM Acquisition” below for information with respect to the proposed financing of the Proposed CAM Acquisition.
Operating Activities
Cash provided from operations in 2025 was $1,884 compared with $1,298 in 2024 and $901 in 2023.
The increase in cash provided from operations of $586, or 45%, between 2025 and 2024 was due to higher operating results of $409, lower working capital of $83, higher noncurrent liabilities of $96 including long-term deferred revenue, and lower pension contributions of $9, partially offset by higher noncurrent assets of $11. The components of the change in working capital included favorable changes in deferred revenue and other accrued expenses of $91, inventories of $56, taxes, including income taxes, of $8, and prepaid expenses and other current assets of $4, partially offset by receivables of $52, and accounts payable of $24.
The increase in cash provided from operations of $397, or 44%, between 2024 and 2023 was due to higher operating results of $361, lower working capital of $72, partially offset by higher pension contributions of $43. The components of the change in working capital included favorable changes in receivables of $107, inventories of $36, prepaid expenses and other current assets of $10, partially offset by accounts payable of $42, compensation related payments and other accrued expenses of $32 and taxes, including income taxes, of $7.
Financing Activities
Cash used for financing activities was $1,269 in 2025 compared with $1,026 in 2024 and $868 in 2023.
The use of cash in 2025 was primarily related to repayments on the aggregate outstanding principal amount of long-term debt of approximately $765, repurchases of common stock of $700, dividends paid to shareholders of $181, redemption of preferred stock of $55, taxes paid for net share settlement of equity awards of $46, premiums paid on the early redemption of debt of $15, and debt issuance costs for the 2032 Notes of $5, partially offset by proceeds from the 2032 Notes debt issuance of $500 and the exercise of employee stock options of $1. On an annual basis, the 2025 debt reduction and refinancing activities will decrease Interest expense, net by approximately $22.
The use of cash in 2024 was primarily related to the cost of the repayments on the aggregate outstanding principal amount of long-term debt and premiums paid of approximately $870, the repurchase of common stock of $500, dividends paid to shareholders of $109, taxes paid for net share settlement of equity awards of $49, and debt issuance costs for the 2031 Notes of $5, partially offset by proceeds from the 2031 Notes debt issuance of $500 and the exercise of employee stock options of $8.
The use of cash in 2023 was primarily related to the repayments on the aggregate outstanding principal amount of long-term debt of approximately $876, the repurchase of common stock of $250, taxes paid for net share settlement of equity awards of $77, and dividends paid to shareholders of $73. These items were partially offset by proceeds from term loan facilities of $400 and the exercise of employee stock options of $11.
For further details regarding the Company’s debt reduction and refinancing activities and stock repurchases, see Note Q and Note I, respectively, to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K.
On January 20, 2026, the Board of Directors of Howmet declared a dividend of $0.12 per share on its common stock to be paid on February 25, 2026 to holders of record as of the close of business on February 6, 2026. The declaration of future common stock dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel the declaration of dividends or any dividend policy in any manner and at any time that it may deem necessary or appropriate.
Credit Facilities
On February 9, 2026 , the Company entered into (i) the Third Amended and Restated Five-Year Revolving Credit Agreement (as so amended and restated, the “5-Year Revolving Credit Agreement”) by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent, which amended and restated the Company’s Second Amended and Restated Five-Year Revolving Credit Agreement (the "Second Amended 5-Year Revolving Credit Agreement"), dated as of July 27, 2023, and (ii) the 364-Day Revolving Credit Agreement (the “364-Day Revolving Credit Agreement”) by and among the Company, a syndicate of lenders named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent. The 364-Day Revolving Credit Agreement and the 5-Year Revolving Credit Agreement are jointly referred to as the “Revolving Credit Agreements” and are each individually referred to as a “Revolving Credit Agreement.”
The 5-Year Revolving Credit Agreement provides a $1,000 million senior unsecured revolving credit facility (the “5-Year Revolving Credit Facility”) that matures on February 9, 2031, unless extended or earlier terminated in accordance with the provisions of the 5-Year Revolving Credit Agreement. The Company may make two one-year extension requests during the term of the 5-Year Revolving Credit Facility, with any extension being subject to the lender consent requirements set forth in the 5-Year Revolving Credit Agreement. Subject to the terms and conditions of the 5-Year Revolving Credit Agreement, the Company may from time to time request increases in commitments under the 5-Year Revolving Credit Facility, not to exceed $500 million in aggregate principal amount, and may also request the issuance of letters of credit, subject to a letter of credit sublimit of $500 million of the 5-Year Revolving Credit Facility. Under the provisions of the 5-Year Revolving Credit Agreement, based on Howmet’s current long-term debt ratings, Howmet pays an annual fee of 0.090% of the total commitment to maintain the 5-Year Revolving Credit Facility and an annual fee of 0.070% of the total commitment to maintain the 364-Day Revolving Credit Facility. The 364-Day Revolving Credit Agreement provides a $600 million senior unsecured revolving credit facility (the “364-Day Revolving Credit Facility” and, together with the 5-Year Revolving Credit Facility, the “Revolving Credit Facilities” and each, individually, a “Revolving Credit Facility”) that matures on February 8, 2027, unless extended or earlier terminated in accordance with the provisions of the 364-Day Revolving Credit Agreement.
The 5-Year Revolving Credit Facility is unsecured and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Borrowings under the 5-Year Revolving Credit Facility may be denominated in U.S. dollars or euros. Loans will bear interest at a base rate or, in the case of U.S. dollar-denominated loans, a rate equal to the Term Secured Overnight Financing Rate (“SOFR”) plus adjustment or, in the case of euro-denominated loans, the Euro inter-bank offered rate (“EURIBOR”), plus, in each case, an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on Howmet’s current long-term debt ratings, there would be no applicable margin on base rate loans and the applicable margin on Term SOFR loans and EURIBOR loans would be 0.910% per annum. The applicable margin is subject to change based on the Company’s long-term debt ratings. Loans may be prepaid without premium or penalty, subject to customary breakage costs.
The 364-Day Revolving Credit Facility is unsecured and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Borrowings under the 364-Day Revolving Credit Facility may be denominated in U.S. dollars or euros. Loans will bear interest at a base rate or, SOFR or the EURIBOR plus, in each case, an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on the Company’s current long-term debt ratings, there would be no applicable margin on base rate loans and the applicable margin on Term SOFR loans and EURIBOR loans would be 0.930% per annum. The applicable margin is subject to change based on the Company’s long-term debt ratings. Loans may be prepaid without premium or penalty, subject to customary breakage costs.
The obligation of the Company to pay amounts outstanding under the Revolving Credit Facilities may be accelerated upon the occurrence of an “Event of Default” as defined in the applicable Revolving Credit Agreement. Such Events of Default include, among others, (a) non-payment of obligations; (b) breach of any representation or warranty in any material respect; (c) non-performance of covenants and obligations; (d) with respect to other indebtedness in a principal amount in excess of $100 million, a default thereunder that causes such indebtedness to become due prior to its stated maturity or a default in the payment at maturity of any principal of such indebtedness; (e) the bankruptcy or insolvency of Howmet; and (f) a change in control of the Company.
The Revolving Credit Agreements contain covenants, including, among others, (a) limitations on the Company’s ability to incur liens securing indebtedness for borrowed money; (b) limitations on the Company’s ability to consummate a consolidation, merger or sale of all or substantially all of its assets; (c) limitations on the Company’s ability to change the nature of its business; and (d) a limitation requiring the ratio of Consolidated Net Debt to Consolidated EBITDA (each as defined in the Revolving Credit Agreements, as applicable) as of the end of each fiscal quarter for the period of the four fiscal quarters most recently ended, to be less than or equal to 3.75 to 1.00, which may be increased to 4.25 to 1.00, at Howmet’s option, upon the occurrence of a material acquisition for the four consecutive fiscal quarters following the consummation thereof.
For more information about the Company’s Second Amended 5-Year Revolving Credit Agreement as in effect as of December 31, 2025 and 2024, see Note Q to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for reference. There were no amounts outstanding under the Credit Agreement as of December 31, 2025 or December 31, 2024, and no amounts were borrowed during 2025 or 2024 under the Credit Agreement.
Term Loan Facility
On November 22, 2023, the Company entered into a Japanese Yen Term Loan Agreement, due 2026 (the “JPY Term Loan Agreement”). For more information about the JPY Term Loan Agreement, see Note Q to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for reference).
Commercial Paper, Shelf Registration Statement, Debt and Equity Securities
The Company has a commercial paper program under which the Company may issue unsecured commercial paper from time to time up to a maximum aggregate face amount of $1,000. The Company’s commercial paper will be sold on customary terms in the U.S. commercial paper market on a private placement basis. The proceeds of the commercial paper will be used for general corporate purposes, which may include, as described below, for financing the Proposed CAM Acquisition. In conjunction with the commercial paper program, the Company was assigned short-term credit ratings by Moody’s Investors Service, Inc., S&P Global Ratings, and Fitch Ratings, Inc.
The Company has an effective shelf registration statement on Form S-3, filed with the SEC, which allows for offerings of debt securities from time to time. The Company may opportunistically issue new debt securities in accordance with securities laws or utilize commercial paper in order to, but not limited to, refinance existing indebtedness and, as described below, to finance the Proposed CAM Acquisition. The Company continues to evaluate whether, when, and to what extent it may access capital markets, including any plans to refinance the JPY Term Loan Facility due November 2026. Our ability to refinance our indebtedness or enter into alternative financings in adequate amounts on commercially reasonable terms, or terms acceptable to us, may be affected by circumstances and economic events outside of our control. In the event that a refinancing does not occur before the November 2026 maturity date of the JPY Term Loan Facility, the Company believes that its projected cash from operations, cash on hand and availability under the Revolving Credit Facilities and its commercial paper program will enable the Company to repay the JPY Term Loan Facility.
In the future, the Company may, from time to time, redeem portions of its debt securities or repurchase portions of its debt or equity securities in either the open market or through privately negotiated transactions, in accordance with applicable SEC and other legal requirements. The timing, prices, and sizes of purchases depend upon prevailing trading prices, general economic and market conditions, and other factors, including applicable securities laws. Such purchases may be completed by means of trading plans established from time to time in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, block trades, private transactions, open market repurchases, tender offers, and/or accelerated share repurchase agreements or other derivative transactions.
Ratings
The Company’s costs of borrowing and ability to access the capital markets are affected not only by market conditions but also by the short-term and long-term debt ratings assigned to the Company by the major credit rating agencies. The Company believes that its cash on hand, cash provided from operations and availability of its Revolving Credit Facilities, its commercial paper program, and its accounts receivables securitization program will continue to be sufficient to fund our operating and capital allocation activities.
The three major credit rating agencies have rated Howmet’s debt with investment grade ratings. The Company’s most recent short-term and long-term credit ratings, as well as the current outlook from the three major credit rating agencies are as follows:

	Short-Term	Long-Term	Outlook
S&P Global Ratings (“S&P”)	A-2	BBB+	Stable
Moody’s Investors Service (“Moody’s”)	P-2	Baa1	Stable
Fitch Investors Service (“Fitch”)	F1	BBB+	Stable
On September 8, 2025, S&P upgraded Howmet’s long-term debt rating from BBB to BBB+, and affirmed the current short-term debt rating and outlook at A-2 and stable, respectively, citing strong demand for commercial aerospace components, margin gains, and debt reduction.
On March 31, 2025, Fitch upgraded Howmet’s short-term debt rating from F2 to F1 and long-term debt rating from BBB to BBB+, and updated the current outlook from positive to stable, citing deleveraging actions, conservative capital allocation, and strong free cash flow generation.
On August 6, 2024, Moody’s upgraded Howmet’s short-term debt rating from P-3 to P-2, further upgraded Howmet’s long-term debt rating two notches from Baa3 to Baa1 citing demand in the markets served by Howmet along with the Company’s improved financial leverage, and updated the current outlook from positive to stable.
Planned Financing for the Proposed CAM Acquisition
The Company intends to finance the Proposed CAM Acquisition through utilizing a variety of financing sources, which may include borrowing under its commercial paper program or debt facilities, the issuance of debt securities and cash on hand. The foregoing financing plans are subject to market and other conditions, and no assurance can be given that the Company will obtain the intended financing for the Proposed CAM Acquisition on commercially reasonable terms, or terms acceptable to us.
Investing Activities
Cash used for investing activities was $438, $316, and $215 in 2025, 2024, and 2023, respectively.
The use of cash in 2025 was capital expenditures of $453 primarily related to Engine Products capacity expansion, various automation projects, and sustaining and return seeking capital projects across all segments, and additions to investments of $9, partially offset by proceeds from the sale of assets and investments of $24.
The use of cash in 2024 was capital expenditures of $321 primarily related to Engine Products capacity expansion, various automation projects, and sustaining and return seeking capital projects across all segments and an acquisition in Engine Products, net of cash acquired of $5, partially offset by proceeds from the sale of assets in Engine Products and a business in Engineered Structures of $9.
The use of cash in 2023 was capital expenditures of $219 primarily related to various automation projects, information technology upgrades, and sustaining and return seeking capital projects across all segments, partially offset by proceeds from the sale of assets and investments of $4.

Contractual Obligations and Off-Balance Sheet Arrangements
Contractual Obligations
Howmet is required to make future payments under various contracts, including long-term purchase obligations, financing arrangements, and lease agreements. Howmet also has commitments to fund its pension plans, provide payments for other postretirement benefit plans, and fund capital projects.
In order to better understand Howmet’s outstanding contractual obligations, the table below represents a summary of these commitments as of December 31, 2025 (these contractual obligations are grouped in the same manner as they are classified in the Statement of Consolidated Cash Flows in order to provide a better understanding of the nature of the obligations, timing of cash payment, and to provide a basis for comparison to historical information):

	Total	2026	2027-2028	2029-2030	Thereafter
Operating activities:
Raw material purchase obligations	$249	$129	$80	$40	$—
Purchase and other payment obligations	28	25	3	—	—
Operating leases	196	52	71	33	40
Interest related to total debt	1,062	141	264	203	454
Pension contributions	323	60	140	123	—
Other postretirement benefit payments	40	5	9	8	18
Layoff and other restructuring payments	1	1	—	—	—
Uncertain tax positions	9	—	—	—	9
Financing activities:
Debt repayments	3,066	191	300	700	1,875
Dividends to shareholders	48	48	—	—	—
Investing activities:
Capital projects	333	214	119	—	—
Totals	$5,355	$866	$986	$1,107	$2,396
Obligations for Operating Activities
Raw material purchase obligations consist mostly of aluminum, titanium, cobalt, nickel, and various other metals with expiration dates ranging from less than one year to five years. Many of these purchase obligations contain variable pricing components, and, as a result, actual cash payments may differ from the estimates provided in the preceding table. The Company generally passes through material costs in customer contracts with limited exceptions. In connection with the Arconic Inc. Separation Transaction, the Company entered into several agreements with Arconic Corporation that govern the relationship between the Company and Arconic Corporation following the separation, including raw material supply agreements.
Purchase and other payment obligations include public utility purchase obligations, and future payments of tax-related interest and penalties.
Operating leases represent multi-year obligations for certain land and buildings, plant equipment, vehicles, and computer equipment.
Deferred revenue arrangements require Howmet to deliver product to certain customers over a specified contract period, which is expected to be within one and five years. While these obligations are not expected to result in cash payments and are not included in the table above, they represent contractual obligations for which the Company would be obligated if the specified product deliveries could not be made. In certain circumstances, Howmet receives payments from its customers, primarily in the gas turbines and commercial aerospace markets, for product to be delivered in future periods and for funding future growth in volumes. This deferred revenue is recorded on the Consolidated Balance Sheet until the product is delivered and title and risk of loss have passed to the customer in accordance with the terms of the contract. Total deferred revenue was $253 as of December 31, 2025 ($147 in Deferred revenue and $106 in Other noncurrent liabilities).
Interest related to total debt with maturities that extend to 2042, including cross-currency and interest rate swaps, is based on fixed rates as of December 31, 2025.
Estimated minimum required pension funding and other postretirement benefit payments are based on actuarial estimates using current assumptions for discount rates, long-term rate of return on plan assets, and health care cost trend rates, among others. It is Howmet’s policy to fund amounts for pension plans sufficient to meet the minimum requirements set forth in the benefits laws and tax laws of the applicable country. Periodically, Howmet contributes additional amounts as deemed appropriate. Howmet has determined that it is not practicable to present pension funding and other postretirement benefit payments beyond 2030 and 2035, respectively.
Layoff and other restructuring payments relate primarily to severance costs.
Uncertain tax positions taken or expected to be taken on an income tax return may result in additional payments to tax authorities. The amounts in the preceding table include interest and penalties accrued related to such positions as of December 31, 2025. Amounts for uncertain tax positions in which the timing of future potential payments are not reasonably estimable are included in the “Thereafter” column. If a tax authority agrees with the tax position taken or expected to be taken or the applicable statute of limitations expires, then additional payments will not be necessary. Tax assessments received may also result in payments to be made in order to preserve our right to appeal any tax positions challenged by tax authorities for which we have concluded that we are more likely than not to prevail. See Note U to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for further discussion on tax payments made.
Contingencies such as ongoing legal proceedings and environmental matters may also result in additional cash payments. The timing of these payments, if necessary, depends on several factors, including the timing of litigation and settlements of liability claims. Accordingly, such amounts have not been included in the preceding table. Amounts for settled legal proceedings and other such payables are included within Purchase and other payment obligations in the preceding table. See Note U to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K for further discussion.
Obligations for Financing Activities
Howmet has historically paid quarterly dividends on its preferred and common stock. The Company paid an aggregate of $181 in common stock and preferred stock dividends to shareholders during 2025. Because all dividends are subject to approval by Howmet’s Board of Directors, amounts are not included in the preceding table unless such authorization has occurred. On December 17, 2025, Howmet redeemed (the “Redemption”) all 546,024 of the outstanding shares of Class A preferred stock at a redemption price of $100 per share plus dividends which had accrued and not been paid or declared. As of December 31, 2025, there were 401,620,565 shares of outstanding common stock and no shares of outstanding Class A preferred stock. In 2025, the preferred stock dividend was $2.81 per share plus accrued but not paid dividend of $0.8125 per share that was paid in connection with the Redemption. A dividend of $0.44 per share on the Company’s common stock was paid in 2025 ($0.10 per share in each of the first and second quarters of 2024 and $0.12 in the third and fourth quarters of 2025). Fully diluted shares outstanding as of December 31, 2025 were 404 million.
The Company has a share repurchase program (the “Share Repurchase Program”) that, after giving effect to the additional $150 share repurchases made in January and February 2026 at an average price per share of $215.28, retiring approximately 0.7 million shares, has approximately $1,347 in Board authorization remaining available as of February 6, 2026. The current Share Repurchase Program was authorized by the Company’s Board of Directors on August 18, 2021 at $1,500, which was increased by the Board by $2,000 on July 30, 2024 to a total authorization of $3,500. There is no stated expiration for the Share Repurchase Program. Accordingly, amounts have not been included in the preceding table. See “Liquidity and Capital Resources” for additional information.
Obligations for Investing Activities
Capital projects in the preceding table only include amounts approved by management as of December 31, 2025. Funding levels may vary in future years based on the anticipated construction schedules of the projects. It is expected that significant expansion projects will be funded through various sources, including cash provided from operations and grants. Total capital expenditures are anticipated to be approximately 5% of sales in 2026 and include capital expenditures related to capacity expansions for aerospace and gas turbines.
Off-Balance Sheet Arrangements
As of December 31, 2025, Howmet had outstanding bank guarantees related to customs duties, plant expansion, rental, and environmental obligations. The total amount committed under these guarantees, which expire at various dates between 2026 and 2028, was $4 as of December 31, 2025.
Pursuant to the Separation and Distribution Agreement, dated as of October 31, 2016, between Howmet and Alcoa Corporation, Howmet was required to provide certain guarantees for Alcoa Corporation, which were included in Other noncurrent liabilities and deferred credits in the Consolidated Balance Sheet. The remaining guarantee, which had a fair value of $5 and $6 as of December 31, 2025 and 2024, respectively, relates to a long-term energy supply agreement that expires in 2047 at an Alcoa Corporation facility, for which the Company is secondarily liable in the event of a payment default by Alcoa Corporation. If the Company incurs any liability under this guarantee, Arconic Corporation is obligated to indemnify the Company for 50% of such liability. The Company currently views the risk of an Alcoa Corporation payment default on its obligations under the contract to be remote. The Company is required to provide a guarantee up to an estimated present value amount of approximately $1,141 and $1,121 as of December 31, 2025 and 2024, respectively, in the event of an Alcoa Corporation default. In the fourth quarter of 2025, 2024, and 2023, a surety bond with a limit of $80 relating to this guarantee was obtained by Alcoa Corporation to protect Howmet's obligation. This surety bond is expected to be renewed on an annual basis by Alcoa Corporation.
The Company has outstanding letters of credit, primarily related to workers’ compensation, environmental obligations, tax matters, and insurance obligations. The total amount committed under these letters of credit, which automatically renew or expire at various dates, primarily in 2026, was $76 as of December 31, 2025.
Pursuant to the Separation and Distribution Agreements between the Company and Arconic Corporation and between the Company and Alcoa Corporation, the Company is required to retain letters of credit of $43 (which are included in the $76 in the above paragraph) that had previously been provided related to the Company, Arconic Corporation, and Alcoa Corporation workers’ compensation claims that occurred prior to the respective separation transactions of April 1, 2020 and November 1, 2016. Arconic Corporation and Alcoa Corporation workers’ compensation and letters of credit fees paid by the Company are proportionally billed to, and are reimbursed by, Arconic Corporation and Alcoa Corporation, respectively. Also, the Company was required to provide letters of credit for certain Arconic Corporation and Alcoa Corporation environmental obligations and, as a result, the Company has $9 of outstanding letters of credit relating to such liabilities (which are also included in the $76 in the above paragraph). Arconic Corporation and Alcoa Corporation are being billed for these letter of credit fees paid by the Company and will reimburse the Company for any payments made under these letters of credit.
The Company has outstanding surety bonds primarily related to customs duties, workers’ compensation, environmental-related matters, and contract performance. The total amount committed under these annual surety bonds, which automatically renew or expire at various dates, in 2026 and 2027, was $44 as of December 31, 2025.
Pursuant to the Separation and Distribution Agreements between the Company and Arconic Corporation and between the Company and Alcoa Corporation, the Company is required to provide surety bonds of $19, which are included in the $44 in the above paragraph, that had previously been provided related to the Company, Arconic Corporation, and Alcoa Corporation workers’ compensation claims that occurred prior to the respective separation transactions of April 1, 2020 and November 1, 2016. Arconic Corporation and Alcoa Corporation workers’ compensation claims and surety bond fees paid by the Company are proportionately billed to, and are reimbursed by, Arconic Corporation and Alcoa Corporation, respectively.
Critical Accounting Policies and Estimates
The preparation of the Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America requires management to make certain judgments, estimates, and assumptions regarding uncertainties that affect the amounts reported in the Consolidated Financial Statements and disclosed in the accompanying Notes. These estimates are based on historical experience and, in some cases, assumptions based on current and future market experience, including considerations relating to changes in the aerospace industry. Areas that require significant judgments, estimates, and assumptions include the testing of goodwill, properties, plants, and equipment, and other intangible assets for impairment; pension plans and other postretirement benefits obligations; income taxes; and litigation and contingent liabilities.
Management uses historical experience and all available information to make these judgments, estimates, and assumptions, and actual results may differ from those used to prepare the Company’s Consolidated Financial Statements at any given time. Despite these inherent limitations, management believes that Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and accompanying Notes provide a meaningful and fair perspective of the Company.
A summary of the Company’s significant accounting policies is included in Note A to the Consolidated Financial Statements of this Form 10-K. Management believes that the application of these policies on a consistent basis enables the Company to provide the users of the Consolidated Financial Statements with useful and reliable information about the Company’s operating results and financial condition.
Goodwill. Howmet reviews goodwill for impairment annually (in the fourth quarter) or more frequently if indicators of impairment exist or if a decision is made to sell or realign a business. The Company has the option to assess impairment through qualitative assessment, which includes factors such as general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flow, or a trend of negative or declining cash flows over multiple periods, among others. Howmet can also assess goodwill impairment through a quantitative analysis, using a discounted cash flow (“DCF”) model to estimate a reporting unit’s fair value. Assumptions and estimates utilized in the DCF model include weighted average cost of capital (“WACC”) rates, revenue, future profitability, working capital, cash flows, and a number of other items. For more information on these matters, see Note A to the Consolidated Financial Statements of this Form 10-K.

Properties, Plants, and Equipment and Other Intangible Assets. Properties, plants, and equipment and Other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount. An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is measured as the excess of the carrying value of the assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a DCF model. The determination of what constitutes an asset group, the associated estimated undiscounted net cash flows, and the estimated useful lives of the assets also require significant judgments.
Pension and Other Postretirement Benefits. Liabilities and expenses for pension benefits are determined using actuarial methodologies and incorporate significant assumptions, including the discount rate, the expected long-term rate of return on plan assets (“EROA”), and several assumptions relating to the employee workforce (rates of retirement, termination, and mortality by age). Liabilities and expenses for other postretirement benefits are determined using similar actuarial methodologies and assumptions, including discount rate and several assumptions relating to the employee workforce (rates of retirement, mortality by age, and health care cost trend rates). The pension and other postretirement benefits obligation was $1,413 and $1,556, with a funded status of $(588) and $(670) as of December 31, 2025 and 2024, respectively. The total benefit obligation reduction of $143 was primarily driven by the settlement of U.K. pension plan obligations and benefit payments, partially offset by interest costs. The improvement in the funded status of $82 was primarily driven by actual asset return exceeding the expected rate of return assumption and plan contributions. Excluding settlements and curtailments, net periodic benefit cost of pension and other postretirement benefits is expected to be approximately $35 in 2026 compared to $29 and $33 in 2025 and 2024, respectively.
Employer contributions for pension benefits were $70 and $79 for the years ended December 31, 2025 and 2024, respectively. Benefits paid for other postretirement benefits were $10 and $11 for the years ended December 31, 2025 and 2024, respectively. Total pension contributions and other postretirement benefits paid decreased by $10, or 11%, in 2025 compared to 2024 primarily driven by fewer discretionary contributions. Cash pension contributions in 2026 are expected to be approximately $60. Howmet’s estimated funded status under the Employee Retirement Income Security Act was approximately 63% as of January 1, 2025.
The U.S. discount rate is determined using a Company-specific yield curve model (above-median) developed with the assistance of an external actuary, while both the U.K. and Canada utilize models developed by the respective actuary. The cash flows of the plans’ projected benefit obligations are discounted using a single equivalent rate derived from yields on high quality corporate bonds, which represent a broad diversification of issuers in various sectors, including finance and banking, industrials, transportation, and utilities, among others. The yield curve models parallel the plans’ projected cash flows, which have a global average duration of 9 years. The underlying cash flows of the bonds included in the models exceed the cash flows needed to satisfy the Company’s plans’ obligations multiple times. In 2025, 2024, and 2023, the discount rate used to determine benefit obligations for pension and other postretirement benefit plans was 5.30%, 5.60%, and 5.10%, respectively. The impact on the liabilities of a change in the discount rate of 1/4 of 1% would be approximately $32 and either a charge or credit of less than $1 to earnings in the following year.
The expected long-term rate of return on plan assets is generally applied to a five-year market-related value of plan assets. The process used by management to develop this assumption is one that relies on a combination of historical asset return information and forward-looking returns by asset class. As it relates to historical asset return information, management focuses on various historical moving averages when developing this assumption. While consideration is given to recent performance and historical returns, the assumption represents a long-term, prospective return. Management also incorporates expected future returns on current and planned asset allocations using information from various external investment managers and consultants, as well as management’s own judgment.
Management used 7.00% for 2025 and 6.70% for both 2024 and 2023 as its weighted-average global expected long-term rate of return on plan assets, which was based on the prevailing and planned strategic asset allocations, as well as estimates of future returns by asset class for each plan. These rates were within the respective range of the 20-year moving average of actual performance and the expected future return developed by asset class for each plan. For 2026, management anticipates that the expected long-term rate of return for global plan assets will remain at approximately 7%. A change in the assumption for the expected long-term rate of return on plan assets of 1/4 of 1% would impact earnings by approximately $2 for 2026.
Mortality rate assumptions are based on mortality tables and future improvement scales published by third parties, such as the Society of Actuaries, and consider other available information including historical data as well as studies and publications from reputable sources.
In 2025, net income of $80 (after-tax) was recorded in other comprehensive loss, primarily due to the recognition of actuarial losses driven by the settlement of the U.K. pension plan’s obligations and plan asset returns that were higher than expected, partially offset by the decrease in the discount rate. In 2024, net income of $17 (after-tax) was recorded in other comprehensive loss, primarily due to the increase in the discount rate, partially offset by plan asset returns that were less than expected. In 2023, net loss of $36 (after-tax) was recorded in other comprehensive loss, primarily due to the decrease in the discount rate. For more information on these matters, see Note G to the Consolidated Financial Statements of this Form 10-K.
Income Taxes. The provision (benefit) for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, the provision (benefit) for income taxes represents income taxes paid or payable (or received or receivable) based on current year pre-tax income plus the change in deferred taxes during the year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial and tax bases of Howmet’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted.
Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carry-back periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and Howmet’s experience with similar operations. Existing favorable contracts and the ability to sell products into established markets are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence. If it is determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, is released. Deferred tax assets and liabilities are also remeasured to reflect changes in underlying tax rates due to law changes and the granting and lapse of tax holidays.
It is Howmet’s policy to apply a tax law ordering approach when considering the need for a valuation allowance on net operating losses expected to offset GILTI inclusions. Under this approach, reductions in cash tax savings are not considered as part of the valuation allowance assessment. Instead, future GILTI inclusions are considered a source of taxable income that support the realizability of deferred tax assets.
It is Howmet’s policy to treat taxes due from future inclusions in U.S. taxable income related to GILTI as a current period expense when incurred.
Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired or the appropriate taxing authority has completed its examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.
Litigation and Contingent Liabilities. From time to time, we are involved in various lawsuits, claims, investigations, and proceedings. These matters may include speculative claims for substantial or indeterminate amounts of damages. Management determines the likelihood of an unfavorable outcome based on many factors, such as the nature of the matter, available defenses and case strategy, progress of the matter, views and opinions of legal counsel and other advisors, applicability and success of appeals processes, and the outcome of similar historical matters, among others. If an unfavorable outcome is deemed probable and the amount of the potential loss can be estimated, the most reasonable loss estimate is recorded. If an unfavorable outcome of a matter is deemed probable but the loss is not reasonably estimable, or if an unfavorable outcome is deemed reasonably possible, then the matter is disclosed but no liability is recorded. Legal matters are reviewed on a continuous basis to determine if there has been a change in management’s judgment regarding the likelihood of an unfavorable outcome or the estimate of a potential loss. For more information on these matters, see Note U to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K.
Recently Adopted and Recently Issued Accounting Guidance.
See the Recently Adopted and Recently Issued Accounting Guidance section of Note B to the Consolidated Financial Statements in Part II, Item 8 (Financial Statements and Supplementary Data) of this Form 10-K.

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Howmet Aerospace Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheet of Howmet Aerospace Inc. and its subsidiaries (the "Company") as of December 31, 2025 and 2024, and the related statements of consolidated operations, of consolidated comprehensive income, of changes in consolidated equity and of consolidated cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the "consolidated financial statements"). We also have audited the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 8 of the Company’s 2025 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Valuation of Certain U.S Defined Benefit Pension Plan Obligations
As described in Note G of the consolidated financial statements, the Company's pension plan benefit obligation as of December 31, 2025 was $1,371 million, of which $1,346 million related to U.S. pension plans. The Company’s pension plan benefit obligations are determined using actuarial methodologies and incorporate significant assumptions, including the discount rate and several assumptions relating to the employee workforce (rates of retirement, termination, and mortality by age).
The principal considerations for our determination that performing procedures relating to the valuation of the U.S. pension plan benefit obligations is a critical audit matter are (i) the significant judgment by management when developing the estimate of the U.S. pension plan benefit obligations; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the discount rate and mortality by age; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s valuation of pension plan benefit obligations, including controls over the valuation of the U.S. pension plan benefit obligations. These procedures also included, among others (i) testing management’s process for developing the estimate of the U.S. pension plan benefit obligations; (ii) evaluating the appropriateness of the actuarial methodology used by management; (iii) testing the completeness and accuracy of the underlying data used in the actuarial methodology; and (iv) evaluating the reasonableness of the significant assumptions used by management related to the discount rate and mortality by age. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the actuarial methodology and (ii) the reasonableness of the discount rate and mortality by age assumptions.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 12, 2026, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note C, as to which the date is May 28, 2026
We have served as the Company’s auditor since 1950.

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Operations
(in millions, except per-share amounts)

For the year ended December 31,	2025	2024	2023
Sales (C)	$8,252	$7,430	$6,640
Cost of goods sold (exclusive of expenses below)	5,432	5,119	4,773
Selling, general administrative, and other expenses	370	347	333
Research and development expenses	37	33	36
Provision for depreciation and amortization	283	277	272
Restructuring and other charges (D)	84	21	23
Operating income	2,046	1,633	1,203
Loss on debt redemption (Q)	15	6	2
Interest expense, net (E)	151	182	218
Other expense, net (F)	40	62	8
Income before income taxes	1,840	1,383	975
Provision for income taxes (H)	332	228	210
Net income	$1,508	$1,155	$765

Amounts Attributable to Howmet Aerospace Inc. Common Shareholders (J):
Net income	$1,506	$1,153	$763
Earnings per share:
Basic	$3.73	$2.83	$1.85
Diluted	$3.71	$2.81	$1.83
Average Shares Outstanding (I):
Basic	404	408	412
Diluted	406	410	416
The accompanying notes are an integral part of the consolidated financial statements.

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Comprehensive Income
(in millions)

For the year ended December 31,	2025	2024	2023
Net income	$1,508	$1,155	$765
Other comprehensive income (loss), net of tax (K):
Change in unrecognized net actuarial loss and prior service cost (benefit) related to pension and other postretirement benefits	80	17	(36)
Foreign currency translation adjustments	155	(71)	57
Net change in unrecognized (losses) gains on cash flow hedges	(30)	6	(10)
Total Other comprehensive income (loss), net of tax	205	(48)	11
Comprehensive income	$1,713	$1,107	$776
The accompanying notes are an integral part of the consolidated financial statements.

Howmet Aerospace Inc. and subsidiaries
Consolidated Balance Sheet
(in millions)

December 31,	2025	2024
Assets
Current assets:
Cash and cash equivalents	$742	$564
Receivables from customers, less allowances of $— in both 2025 and 2024 (L)	779	689
Other receivables (L)	17	20
Inventories (M)	1,849	1,840
Prepaid expenses and other current assets	392	249
Total current assets	3,779	3,362
Properties, plants, and equipment, net (N)	2,593	2,386
Goodwill (O)	4,022	4,010
Deferred income taxes (H)	40	35
Intangibles, net (O)	457	475
Other noncurrent assets (P)	288	251
Total assets	$11,179	$10,519
Liabilities
Current liabilities:
Accounts payable, trade	$845	$948
Accrued compensation and retirement costs	343	305
Taxes, including income taxes	77	60
Accrued interest payable	47	59
Deferred revenue	147	60
Other current liabilities (P)	121	111
Long-term debt due within one year (Q and R)	191	6
Total current liabilities	1,771	1,549
Long-term debt, less amount due within one year (Q and R)	2,859	3,309
Accrued pension benefits (G)	546	625
Accrued other postretirement benefits (G)	38	54
Other noncurrent liabilities and deferred credits (P)	612	428
Total liabilities	5,826	5,965
Contingencies and commitments (U)
Equity
Howmet Aerospace Inc. shareholders’ equity:
Preferred stock (I)	—	55
Common stock (I)	402	405
Additional capital (I)	2,531	3,206
Retained earnings	4,093	2,766
Accumulated other comprehensive loss (K)	(1,673)	(1,878)
Total equity	5,353	4,554
Total liabilities and equity	$11,179	$10,519
The accompanying notes are an integral part of the consolidated financial statements.

Howmet Aerospace Inc. and subsidiaries
Statement of Consolidated Cash Flows
(in millions)

For the year ended December 31,	2025	2024	2023
Operating activities
Net income	$1,508	$1,155	$765
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	283	277	272
Deferred income taxes	17	55	108
Restructuring and other charges	84	21	23
Net realized and unrealized losses	22	25	22
Net periodic pension cost (G)	42	40	37
Stock-based compensation	73	63	50
Loss on debt redemption (Q)	15	6	2
Other	8	1	3
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables (L)	(109)	(57)	(164)
Increase in inventories	(50)	(106)	(142)
Increase in prepaid expenses and other current assets	(10)	(14)	(24)
Decrease in accounts payable, trade	(73)	(49)	(7)
Increase in accrued expenses	96	5	37
Decrease in taxes, including income taxes	(6)	(14)	(7)
Pension contributions	(70)	(79)	(36)
Increase in noncurrent assets	(14)	(3)	(4)
Increase (decrease) in noncurrent liabilities	68	(28)	(34)
Cash provided from operations	1,884	1,298	901
Financing Activities
Additions to debt (Q)	500	500	400
Repurchases and payments on debt (Q)	(765)	(865)	(876)
Debt issuance costs (Q)	(5)	(5)	(2)
Premiums paid on early redemption of debt (Q)	(15)	(5)	(1)
Repurchases of common stock (I)	(700)	(500)	(250)
Proceeds from exercise of employee stock options	1	8	11
Dividends paid to shareholders (I)	(181)	(109)	(73)
Taxes paid for net share settlement of equity awards	(46)	(49)	(77)
Redemption of preferred stock	(55)	—	—
Other	(3)	(1)	—
Cash used for financing activities	(1,269)	(1,026)	(868)
Investing Activities
Capital expenditures (C and S)	(453)	(321)	(219)
Acquisitions, net of cash acquired	—	(5)	—
Proceeds from the sale of assets and businesses (D)	9	9	2
Additions to investments	(9)	—	—
Sale of investments	15	—	2
Other	—	1	—
Cash used for investing activities	(438)	(316)	(215)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(1)	—
Net change in cash, cash equivalents and restricted cash	178	(45)	(182)
Cash, cash equivalents and restricted cash at beginning of year	565	610	792
Cash, cash equivalents and restricted cash at end of year	$743	$565	$610
The accompanying notes are an integral part of the consolidated financial statements.

Howmet Aerospace Inc. and subsidiaries
Statement of Changes in Consolidated Equity
(in millions, except per-share amounts)

	Preferred stock	Common stock	Additional capital	Retained earnings	Accumulated other comprehensive loss	Total equity
Balance at December 31, 2022	$55	$412	$3,947	$1,028	$(1,841)	$3,601
Net income	—	—	—	765	—	765
Other comprehensive income (K)	—	—	—	—	11	11
Cash dividends declared:
Preferred–Class A @ $3.75 per share	—	—	—	(2)	—	(2)
Common @ $0.17 per share	—	—	—	(71)	—	(71)
Repurchase and retirement of common stock (I)	—	(5)	(246)	—	—	(251)
Stock-based compensation (I)	—	—	50	—	—	50
Common stock issued: compensation plans (I)	—	3	(69)	—	—	(66)
Balance at December 31, 2023	$55	$410	$3,682	$1,720	$(1,830)	$4,037
Net income	—	—	—	1,155	—	1,155
Other comprehensive loss (K)	—	—	—	—	(48)	(48)
Cash dividends declared:
Preferred–Class A @ $3.75 per share	—	—	—	(2)	—	(2)
Common @ $0.26 per share	—	—	—	(107)	—	(107)
Repurchase and retirement of common stock (I)	—	(6)	(498)	—	—	(504)
Stock-based compensation (I)	—	—	63	—	—	63
Common stock issued: compensation plans (I)	—	1	(41)	—	—	(40)
Balance at December 31, 2024	$55	$405	$3,206	$2,766	$(1,878)	$4,554
Net income	—	—	—	1,508	—	1,508
Other comprehensive income (K)	—	—	—	—	205	205
Cash dividends declared:
Preferred–Class A @ $2.81 per share (I)	—	—	—	(2)	—	(2)
Common @ $0.44 per share	—	—	—	(179)	—	(179)
Repurchase and retirement of common stock (I)	—	(4)	(702)	—	—	(706)
Redemption of preferred stock (I)	(55)	—	—	—	—	(55)
Stock-based compensation (I)	—	—	73	—	—	73
Common stock issued: compensation plans (I)	—	1	(46)	—	—	(45)
Balance at December 31, 2025	$—	$402	$2,531	$4,093	$(1,673)	$5,353
The accompanying notes are an integral part of the consolidated financial statements.

Howmet Aerospace Inc. and subsidiaries
Notes to the Consolidated Financial Statements
(dollars in millions, except share and per-share amounts)
A. Summary of Significant Accounting Policies
Basis of Presentation. The Consolidated Financial Statements of Howmet Aerospace Inc. (formerly known as Arconic Inc.) and subsidiaries (“Howmet” or the “Company” or “we” or “our”) are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and require management to make certain judgments, estimates, and assumptions. These estimates are based on historical experience and, in some cases, assumptions based on current and future market expectations, including considerations relating to changes in the aerospace industry. The impact of these changes, including the macroeconomic considerations, remains highly uncertain. Management has made its best estimates using all relevant information available at the time, but it is possible that our estimates will differ from our actual results and affect the Consolidated Financial Statements in future periods and potentially require adverse adjustments to the recoverability of goodwill, intangible and long-lived assets, the realizability of deferred tax assets, and other judgments and estimations and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates upon subsequent resolution of identified matters. Certain amounts in previously issued financial statements were reclassified to conform to the current period presentation.
The timing, extent, application, and level of tariffs by various governments and our ability to recover tariffs are subject to changes and uncertainties in all segments. While the tariff situation remains fluid, we expect to pass along the costs associated with tariffs to our customers in the form of a cost pass through mechanism. There may be a delay between an increase in our costs and our ability to recover the higher costs that could impact our margins.
The Company derived approximately 70%, 68%, and 64% of its revenue from products sold to the commercial and defense aerospace markets for the years ended December 31, 2025, 2024, and 2023, respectively. The timing and level of future aircraft builds by original equipment manufacturers are subject to changes and uncertainties, which may cause our future results to differ from prior periods due to changes in product mix in certain segments.
Principles of Consolidation. The Consolidated Financial Statements include the accounts of Howmet Aerospace Inc. and companies in which Howmet Aerospace Inc. has a controlling interest. Intercompany transactions have been eliminated. Investments in affiliates in which Howmet Aerospace Inc. cannot exercise significant influence that do not have readily determinable fair values are accounted for at cost less impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
Management also evaluates whether a Howmet Aerospace Inc. entity or interest is a variable interest entity and whether Howmet Aerospace Inc. is the primary beneficiary. Consolidation is required if both of these criteria are met. Howmet Aerospace Inc. does not have any variable interest entities requiring consolidation.
Cash Equivalents. Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.
Inventory Valuation. Inventories are carried at the lower of cost or net realizable value with the cost of inventories determined under a combination of the first-in, first-out (“FIFO”), last-in, first-out (“LIFO”) and average-cost methods. LIFO is used for inventory valuation for certain of the U.S. locations in the Engine Products, Engineered Structures, and Forged Wheels segments. See Note M for further details.
Properties, Plants, and Equipment. Properties, plants, and equipment are recorded at cost. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets.
The following table details the weighted-average useful lives of structures and machinery and equipment by reporting segment (numbers in years):

	Structures	Machinery and equipment
Engine Products	29	16
Fastening Systems	27	17
Engineered Structures	29	20
Forged Wheels	27	18
Gains or losses from the sale of asset groups or properties are generally recorded in Restructuring and other charges while the sale of individual assets are recorded in Other expense, net (see policy below for assets classified as discontinued operations and held for sale). Repairs and maintenance are charged to expense as incurred. Interest related to the construction of qualifying assets is capitalized as part of the construction costs.

Properties, plants, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (asset group) may not be recoverable. Recoverability of assets is determined by comparing the estimated undiscounted net cash flows of the operations related to the assets (asset group) to their carrying amount.
An impairment loss would be recognized when the carrying amount of the assets (asset group) exceeds the estimated undiscounted net cash flows. The amount of the impairment loss to be recorded is measured as the excess of the carrying value of the assets (asset group) over their fair value, with fair value determined using the best information available, which generally is a discounted cash flow (“DCF”) model. The determination of what constitutes an asset group, the associated estimated undiscounted net cash flows, and the estimated useful lives of the assets also require significant judgments. See Note N for further details.
Goodwill. Goodwill is not amortized; instead, it is reviewed for impairment annually (in the fourth quarter) or more frequently if indicators of impairment exist or if a decision is made to sell or realign a business. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include deterioration in general economic conditions, negative developments in equity and credit markets, adverse changes in the markets in which an entity operates, increases in input costs that have a negative effect on earnings and cash flows, or a trend of negative or declining cash flows over multiple periods, among others. The fair value that could be realized in an actual transaction may differ from that used to evaluate the impairment of goodwill.
Goodwill is allocated among and evaluated for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment. Howmet has four reporting units composed of the Engine Products, Fastening Systems, Engineered Structures, and Forged Wheels segments.
Howmet determines annually, based on facts and circumstances, which of its reporting units will be subject to a qualitative assessment. Under the qualitative assessment, various events and circumstances (similar to the impairment indicators above) that would affect the estimated fair value of a reporting unit are identified to determine if a quantitative assessment should be performed. Management also considers the most recent forecasted cash flows and discount rates in determining if the prior fair value measurement estimate may be reduced to a level that would indicate impairment is more likely than not and compares the weighted average cost of capital (“WACC”) between the current and prior years for each reporting unit. If management concludes it is more likely than not (greater than 50%) that the estimated fair value of a reporting unit is less than its carrying amount, we will proceed directly to the quantitative impairment test. Howmet will periodically refresh a reporting unit’s fair value measurement and this is based on a number of factors, including how much fair value exceeded carrying value in the most recent quantitative assessment and the reporting unit’s recent performance. Our policy is that a quantitative impairment test be performed for each reporting unit at least once during every three-year period. For those reporting units where a qualitative assessment is either not performed or for which the conclusion is that an impairment is more likely than not, a quantitative impairment test will be performed.
Other Intangible Assets. Intangible assets with indefinite useful lives are not amortized while intangible assets with finite useful lives are amortized generally on a straight-line basis over the periods benefited.
The following table details the weighted-average useful lives of software and other intangible assets by reporting segment (numbers in years):

	Software	Other intangible assets
Engine Products	6	33
Fastening Systems	6	23
Engineered Structures	3	19
Forged Wheels	4	25
Leases. The Company determines whether a contract contains a lease at inception. The Company leases land and buildings, plant equipment, vehicles, and computer equipment which have been classified as operating leases. Certain real estate leases include one or more options to renew; the exercise of lease renewal options is at the Company’s discretion. The Company includes renewal option periods in the lease term when it is determined that the options are reasonably certain to be exercised. Certain of Howmet’s real estate lease agreements include rental payments that either have fixed contractual increases over time or adjust periodically for inflation. Certain of the Company’s lease agreements include variable lease payments. The variable portion of payments is not included in the initial measurement of the right-of-use asset or lease liability due to the uncertainty of the payment amount and is recorded as lease cost in the period incurred. The Company also rents or subleases certain real estate to third parties, which is not material to the consolidated financial statements.

Operating lease right-of-use assets and lease liabilities with an initial term greater than 12 months are recorded on the balance sheet at the present value of the future minimum lease payments over the lease term at the lease commencement date and are recognized as lease expense on a straight-line basis over the lease term. The Company uses an incremental collateralized borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, as most of its leases do not provide an implicit rate. The operating lease right-of-use assets also include any lease prepayments made and are reduced by lease incentives and accrued exit costs.
Environmental Matters. Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, which will not contribute to future sales, are expensed. Liabilities are recorded when remediation costs are probable and can be reasonably estimated. The liability may include costs such as site investigations, consultant fees, feasibility studies, outside contractors, and monitoring expenses. Estimates are generally not discounted or reduced by potential claims for recovery. Claims for recovery are recognized when probable and as agreements are reached with third parties. The estimates also include costs related to other potentially responsible parties to the extent that Howmet has reason to believe such parties will not fully pay their proportionate share. The liability is continuously reviewed and adjusted to reflect current remediation progress, prospective estimates of required activity, and other factors that may be relevant, including changes in technology or regulations.
Litigation and Contingent Liabilities. From time to time, we are involved in various lawsuits, claims, investigations, and proceedings. These matters may include speculative claims for substantial or indeterminate amounts of damages. Management determines the likelihood of an unfavorable outcome based on many factors, such as the nature of the matter, available defenses and case strategy, progress of the matter, views and opinions of legal counsel and other advisors, applicability and success of appeals processes, and the outcome of similar historical matters, among others. If an unfavorable outcome is deemed probable and the amount of the potential loss can be estimated, the most reasonable loss estimate is recorded. If an unfavorable outcome of a matter is deemed probable but the loss is not reasonably estimable, or if an unfavorable outcome is deemed reasonably possible, then the matter is disclosed but no liability is recorded. Legal matters are reviewed on a continuous basis to determine if there has been a change in management’s judgment regarding the likelihood of an unfavorable outcome or the estimate of a potential loss.
Revenue Recognition. The Company's contracts with customers are comprised of acknowledged purchase orders incorporating the Company’s standard terms and conditions, or for larger customers, may also generally include terms under negotiated multi-year agreements. These contracts with customers typically consist of the manufacturing of products which represent single performance obligations that are satisfied upon transfer of control of the product to the customer. The Company produces fastening systems; seamless rolled rings; investment castings, including airfoils; extruded, machined and formed aircraft parts; and forged aluminum commercial vehicle wheels. Transfer of control is assessed based on alternative use of the products we produce and our enforceable right to payment for performance to date under the contract terms. Transfer of control and revenue recognition generally occur upon shipment or delivery of the product, which is when title, ownership and risk of loss pass to the customer and is based on the applicable shipping terms. The shipping terms vary across all businesses and depend on the product, the country of origin, and the type of transportation (truck, train, or vessel). An invoice for payment is issued at the time of shipment. Our segments set commercial terms on which Howmet sells products to its customers. These terms are influenced by industry custom, market conditions, product line (specialty versus commodity products), and other considerations.
In certain circumstances, Howmet receives payments from its customers, primarily in the gas turbines and commercial aerospace markets, for product to be delivered in future periods, over a specified contract period, which is expected to be within one and five years and for funding future growth in volumes. This deferred revenue is recorded on the Consolidated Balance Sheet until the product is delivered and title and risk of loss have passed to the customer in accordance with the terms of the contract. Total deferred revenue was $253 ($147 in Deferred revenue and $106 in Other noncurrent liabilities) and $60 in deferred revenue as of December 31, 2025 and 2024, respectively.
Income Taxes. The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, the provision for income taxes represents income taxes paid or payable (or received or receivable) for the current year plus the change in deferred taxes during the year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid, and result from differences between the financial and tax bases of Howmet’s assets and liabilities and are adjusted for changes in tax rates and tax laws when enacted.
Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not (greater than 50%) that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and Howmet’s experience with similar operations. Existing favorable contracts and the ability to sell products into established markets are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence. If it is determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, is released. Deferred tax assets and liabilities are also remeasured to reflect changes in underlying tax rates due to law changes and the granting and lapse of tax holidays.
It is Howmet’s policy to apply a tax law ordering approach when considering the need for a valuation allowance on net operating losses expected to offset Global Intangible Low-Taxed Income (“GILTI”) inclusions. Under this approach, reductions in cash tax savings are not considered as part of the valuation allowance assessment. Instead, future GILTI inclusions are considered a source of taxable income that support the realizability of deferred tax assets.
It is Howmet’s policy to treat taxes due from future inclusions in United States (“U.S.”) taxable income related to GILTI as a current period expense when incurred.
Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the statute of limitations has expired or the appropriate taxing authority has completed its examination even though the statute of limitations remains open. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.
Stock-Based Compensation. Howmet recognizes compensation expense for employee equity grants using the non-substantive vesting period approach, in which the expense is recognized ratably over the requisite service period based on the grant date fair value. Forfeitures are accounted for as they occur. For restricted stock unit awards, the fair value is equivalent to the closing market price of Howmet’s common stock on the date of grant. The fair value of performance restricted stock unit awards containing a market condition is valued using a Monte Carlo valuation model. Determining the fair value at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield, and volatility. These assumptions may differ significantly between grant dates because of changes in the actual results of these inputs that occur over time.
Foreign Currency. The local currency is the functional currency for Howmet’s significant operations outside the U.S., except for certain operations in Canada and the United Kingdom (“U.K.”), where the U.S. dollar is used as the functional currency. The determination of the functional currency for Howmet’s operations is made based on the appropriate economic and management indicators.
Derivatives and Hedging. Derivatives are held for purposes other than trading and are part of a formally documented risk management program. The Company uses commodity derivative financial instruments to manage its economic risk. For interest rate exposures, we may use interest rate swaps and cross-currency swaps to effect a fixed rate payment and hedge the variability in future payment changes.
The Company records derivative instruments on its consolidated balance sheets at fair value and evaluates hedge effectiveness when electing to apply hedge accounting. When electing to apply hedge accounting, the Company formally documents all derivative hedges at inception and the underlying hedged items, as well as the risk management objectives and strategies for undertaking the hedge transaction.
For derivatives and debt instruments that are designated and qualify for hedge accounting, changes in the fair value are recorded in Accumulated other comprehensive income (loss). Derivatives that are designated as cash flow hedges are recorded in Accumulated other comprehensive income (loss) and reclassified to the Consolidated Statements of Operations when the effects of the item being hedged are recognized in the Consolidated Statements of Operations. The remeasurements of debt instruments designated as net investment hedges are recorded in Accumulated other comprehensive income (loss) and will be reclassified to earnings only upon the sale or liquidation of the Company’s hedged net investment. Cash flows from derivatives are recognized in the Statement of Consolidated Cash Flows in a manner consistent with the underlying transactions.
Acquisitions. Howmet’s business acquisitions are accounted for using the acquisition method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill. For all acquisitions, operating results are included in the Statement of Consolidated Operations from the date of the acquisition.

Discontinued Operations and Assets Held for Sale. For those businesses where management has committed to a plan to divest, each business is valued at the lower of its carrying amount or estimated fair value less cost to sell. If the carrying amount of the business exceeds its estimated fair value, an impairment loss is recognized. Fair value is estimated using accepted valuation techniques such as a DCF model, valuations performed by third parties, earnings multiples, or indicative bids, when available. A number of significant estimates and assumptions are involved in the application of these techniques, including the forecasting of markets and market share, sales volumes and prices, costs and expenses, and multiple other factors. Management considers historical experience and all available information at the time the estimates are made; however, the fair value that is ultimately realized upon the divestiture of a business may differ from the estimated fair value reflected in the Consolidated Financial Statements. Depreciation and amortization expense is not recorded on assets of a business to be divested once they are classified as held for sale. Businesses to be divested are generally classified in the Consolidated Financial Statements as either discontinued operations or held for sale.
For businesses classified as discontinued operations, the balance sheet amounts and results of operations are reclassified from their historical presentation to assets and liabilities of discontinued operations on the Consolidated Balance Sheet and to discontinued operations in the Statement of Consolidated Operations, respectively, for all periods presented. The gains or losses associated with these divested businesses are recorded in discontinued operations in the Statement of Consolidated Operations. The Statement of Consolidated Cash Flows is not required to be reclassified for discontinued operations for any period. Segment information does not include the assets or operating results of businesses classified as discontinued operations for all periods presented. These businesses are expected to be disposed of within one year.
For businesses classified as held for sale that do not qualify for discontinued operations treatment, the balance sheet and cash flow amounts are reclassified from their historical presentation to assets and liabilities of operations held for sale for all periods presented. The results of operations continue to be reported in continuing operations. The gains or losses associated with these divested businesses are recorded in Restructuring and other charges in the Statement of Consolidated Operations. The segment information includes the assets and operating results of businesses classified as held for sale for all periods presented. In the fourth quarter of 2025, the Company reached an agreement to sell a small U.S. manufacturing plant, subject to regulatory approvals and provided the parties reach agreement regarding customary closing conditions. This business has been reclassified to assets and liabilities of operations held for sale, primarily included in Prepaid expenses and other current assets. No impairment is expected from this divestiture, and the gain will be recorded in Restructuring and other charges in the Statement of Consolidated Operations upon completion of the transaction.
B. Recently Adopted and Recently Issued Accounting Guidance
Recently Adopted Accounting Guidance.
In December 2023, the Financial Accounting Standards Board (“FASB”) issued guidance to enhance the transparency of income tax disclosures including additional details on the rate reconciliation and taxes paid by jurisdiction. These changes became effective for fiscal years beginning after December 15, 2024. The adoption of this new disclosure, including retrospective changes, is reflected in Note H of the Consolidated Financial Statements.
Recently Issued Accounting Guidance.
In December 2025, the FASB issued guidance to establish the recognition, measurement, and presentation of government grants received by business entities. These changes become effective for fiscal years beginning after December 15, 2028 for interim and annual reporting periods. Management is currently evaluating the impact of these changes on the Consolidated Financial Statements.
In September 2025, the FASB issued guidance to simplify the requirements for the capitalization of costs surrounding internally-developed software. These changes become effective for fiscal years beginning after December 15, 2027 for interim and annual reporting periods. Management is currently evaluating the impact of these changes on the Consolidated Financial Statements.
In July 2025, the FASB issued guidance to simplify the process of estimating credit losses for current contract assets and accounts receivable. These changes become effective for fiscal years beginning after December 15, 2025 for interim and annual reporting periods. Management has concluded these changes will not have a material impact on the Consolidated Financial Statements.
In November 2024, the FASB issued guidance to improve disclosures about an entity’s expenses including more detailed information about the components of expenses in commonly presented expense captions. These changes become effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Management is currently evaluating the impact of these changes on the Consolidated Financial Statements.

C. Segment and Geographic Area Information
Howmet is a global leader in lightweight metals engineering and manufacturing. Howmet’s innovative, multi-material products, which may include nickel, titanium, aluminum, and cobalt, are used worldwide in the aerospace (commercial and defense), commercial transportation, gas turbines, and other markets. Segment performance under Howmet’s management reporting system is evaluated based on Segment Adjusted EBITDA. The Company’s Chief Executive Officer, who has been determined to be our Chief Operating Decision Maker (“CODM”), believes that Segment Adjusted EBITDA provides information with respect to the Company’s operating performance and the Company’s ability to meet its financial obligations. Howmet’s definition of Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development (“R&D”) expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges, are excluded from net margin and Segment Adjusted EBITDA. The Company’s CODM considers forecast-to-actual variances for Segment Adjusted EBITDA when allocating resources across the Company’s reportable segments. Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Differences between the total segment and consolidated totals are in Corporate.
In the first quarter of 2026, the Company’s CODM reorganized Howmet’s segments by moving a titanium alloy location from Engine Products to Engineered Structures as it better aligns with the operations of the Engineered Structures segment. The comparable periods of Engine Products and Engineered Structures have been recast to reflect the new alignment. The recasting had no impact on the Company’s consolidated results, financial position or cash flows.
Howmet’s operations consist of four worldwide reportable segments as follows:
Engine Products
Engine Products produces investment castings, including airfoils, and seamless rolled rings primarily for aircraft engines and industrial gas turbine applications. Engine Products produces rotating parts, as well as structural parts.
Fastening Systems
Fastening Systems produces aerospace fastening systems, as well as commercial transportation, industrial, and other fasteners. The business’s high-tech, multi-material fastening systems are found nose to tail on aircraft and aero engines. Fastening Systems’ products are also critical components of commercial transportation vehicles and construction, industrial, and renewable energy equipment.
Engineered Structures
Engineered Structures produces titanium ingots and mill products for aerospace and defense applications and is vertically integrated to produce titanium forgings, titanium extrusions, forming and machining services for airframe, wing, aero-engine, and landing gear components. Engineered Structures also produces aluminum forgings, nickel forgings, and aluminum machined components and assemblies for aerospace and defense applications.
Forged Wheels
Forged Wheels provides forged aluminum wheels and related products for heavy-duty trucks and the commercial transportation market.

The operating results and assets of the Company's reportable segments were as follows:

Year ended	Engine Products	Fastening Systems	Engineered Structures	Forged Wheels	Total Segment
2025
Sales:
Third-party sales	$4,242	$1,745	$1,226	$1,039	$8,252
Inter-segment sales	8	1	26	—	35
Total sales	$4,250	$1,746	$1,252	$1,039	$8,287
Expenses:
Segment Adjusted cost of goods sold(1)	$2,723	$1,098	$951	$700	$5,472
Other segment items(2)	111	118	36	43	308
Profit and loss:
Segment Adjusted EBITDA	$1,416	$530	$265	$296	$2,507
Restructuring and other charges (credits)	88	—	(4)	(1)	83
Provision for depreciation and amortization	144	48	43	42	277
Other:
Capital expenditures	$316	$52	$36	$36	$440
Total assets	5,543	2,761	1,415	691	10,410

2024
Sales:
Third-party sales	$3,671	$1,576	$1,129	$1,054	$7,430
Inter-segment sales	6	1	28	—	35
Total sales	$3,677	$1,577	$1,157	$1,054	$7,465
Expenses:
Segment Adjusted cost of goods sold(1)	$2,451	$1,061	$934	$724	$5,170
Other segment items(2)	97	110	36	43	286
Profit and loss:
Segment Adjusted EBITDA	$1,129	$406	$187	$287	$2,009
Restructuring and other charges	1	5	12	1	19
Provision for depreciation and amortization	138	47	43	42	270
Other:
Capital expenditures	$216	$26	$23	$45	$310
Total assets	5,066	2,711	1,435	701	9,913

2023
Sales:
Third-party sales	$3,222	$1,349	$922	$1,147	$6,640
Inter-segment sales	7	—	20	—	27
Total sales	$3,229	$1,349	$942	$1,147	$6,667
Expenses:
Segment Adjusted cost of goods sold(1)	$2,262	$959	$764	$796	$4,781
Other segment items(2)	96	112	49	42	299
Profit and loss:
Segment Adjusted EBITDA	$871	$278	$129	$309	$1,587
Restructuring and other (credits) charges	(2)	1	21	—	20
Provision for depreciation and amortization	129	46	48	39	262

Other:
Capital expenditures	$111	$31	$27	$36	$205
Total assets	4,856	2,749	1,487	724	9,816
(1)     Segment Adjusted cost of goods sold is exclusive of Provision for depreciation and amortization, Restructuring and other charges, and Corporate expenses.
(2)     Other segment items includes Selling, general administrative, and other expenses, and Research and development expenses; exclusive of Provision for depreciation and amortization, and Restructuring and other charges.
The following table reconciles Total segment capital expenditures, which are presented on an accrual basis, with Capital expenditures as presented in the Statement of Consolidated Cash Flows.

For the year ended December 31,	2025	2024	2023
Total segment capital expenditures	$440	$310	$205
Corporate	13	11	14
Capital expenditures	$453	$321	$219
The following tables reconcile certain segment information to consolidated totals.

For the year ended December 31,	2025	2024	2023
Total Segment Adjusted EBITDA	$2,507	$2,009	$1,587
Segment provision for depreciation and amortization	(277)	(270)	(262)
Unallocated amounts:
Restructuring and other charges (D)	(84)	(21)	(23)
Corporate expense(1)	(100)	(85)	(99)
Operating income	$2,046	$1,633	$1,203
Loss on debt redemption	(15)	(6)	(2)
Interest expense, net	(151)	(182)	(218)
Other expense, net (F)	(40)	(62)	(8)
Income before income taxes	$1,840	$1,383	$975
(1)    Corporate expense includes selling, general administrative and other expenses, costs of corporate headquarters, plant fire reimbursements, acquisition costs, costs associated with closures, supply chain disruptions, and other items.

December 31,	2025	2024
Assets:
Total segment assets	$10,410	$9,913
Unallocated amounts:
Cash and cash equivalents	742	564
Deferred income taxes	40	36
Corporate fixed assets, net	77	83
Accounts receivable securitization	(250)	(250)
Other	160	173
Consolidated assets	$11,179	$10,519
Segment assets include third-party receivables while the accounts receivable securitization item includes the impact of sold receivables under the Company’s Accounts Receivable securitization programs. See Note L for further details.

Geographic information for sales was as follows (based upon the destination of the sale):

For the year ended December 31,	2025	2024	2023
Sales:
United States	$4,377	$3,713	$3,273
France	625	678	578
Japan	513	355	378
Germany	439	458	363
United Kingdom	376	350	283
Italy	264	287	220
Canada	187	174	145
Mexico	166	220	263
Poland	150	152	130
China	130	103	98
Other	1,025	940	909
	$8,252	$7,430	$6,640
Geographic information for long-lived tangible assets was as follows (based upon the physical location of the assets):

December 31,	2025	2024
Long-lived assets:
United States	$1,986	$1,864
Hungary	218	199
United Kingdom	153	121
France	130	112
Mexico	63	68
Germany	62	54
Japan	48	29
Other	95	94
	$2,755	$2,541

The following table disaggregates segment revenue by major market served. Differences between the total segment and consolidated totals are in Corporate.

	Engine Products	Fastening Systems	Engineered Structures	Forged Wheels	Total Segment
Year ended December 31, 2025
Aerospace - Commercial	$2,305	$1,202	$815	$—	$4,322
Aerospace - Defense	886	176	347	—	1,409
Commercial Transportation	—	209	—	1,039	1,248
Gas Turbines	944	—	—	—	944
Other	107	158	64	—	329
Total end-market revenue	$4,242	$1,745	$1,226	$1,039	$8,252

Year ended December 31, 2024
Aerospace - Commercial	$2,050	$1,006	$815	$—	$3,871
Aerospace - Defense	754	162	248	—	1,164
Commercial Transportation	—	254	—	1,054	1,308
Gas Turbines	755	—	—	—	755
Other	112	154	66	—	332
Total end-market revenue	$3,671	$1,576	$1,129	$1,054	$7,430

Year ended December 31, 2023
Aerospace - Commercial	$1,770	$790	$669	$—	$3,229
Aerospace - Defense	662	173	180	—	1,015
Commercial Transportation	—	255	—	1,147	1,402
Gas Turbines	674	—	—	—	674
Other	116	131	73	—	320
Total end-market revenue	$3,222	$1,349	$922	$1,147	$6,640
The Company derived approximately 70%, 68%, and 64% of its revenue from the aerospace (commercial and defense) markets for the years ended December 31, 2025, 2024, and 2023, respectively.
RTX Corporation and GE Aerospace each represented approximately 11% of the Company’s third-party sales for the year ended December 31, 2025. These sales were primarily from the Engine Products segment.
D. Restructuring and Other Charges
Restructuring and other charges were comprised of the following:

For the year ended December 31,	2025	2024	2023
Layoff costs	$3	$10	$3
Net reversals of previously recorded layoff reserves	(3)	(3)	(1)
Pension and other post-retirement benefits - net settlements (G)	89	—	5
Non-cash asset impairments and accelerated depreciation	—	2	14
Net (gains) loss related to divestitures of assets and businesses	(6)	12	(1)
Other	1	—	3
Total restructuring and other charges	$84	$21	$23
Layoff costs were recorded based on approved, detailed action plans submitted by the operating locations that specified positions to be eliminated, benefits to be paid under existing severance plans, union contracts, or statutory requirements and the expected timetable for completion of the plans.
2025 Actions. In 2025, Howmet recorded Restructuring and other charges of $84, which were primarily due to charges for U.K. and Canadian pension plans’ settlement accounting of $89, a $3 charge for layoff costs, including the separation of 123 employees (79 in Fastening Systems and 44 in Forged Wheels), and exit related costs, including accelerated depreciation, of $1, partially offset by a gain on the sale of assets at a small U.K. manufacturing facility in Engineered Structures of $3, a reversal of

$3 for layoff reserves related to a prior period, a gain on the sale of assets at a previously closed facility in Forged Wheels of $2, and a gain related to post-closing adjustments from the May 2024 sale of a small U.K. manufacturing facility in Engineered Structures of $1.
As of December 31, 2025, 114 employees of the 123 employees were separated. The remaining separations for the 2025 restructuring programs are expected to be completed in 2026.
2024 Actions. In 2024, Howmet recorded Restructuring and other charges of $21, which were primarily due to a net loss on the sale of a small U.K. manufacturing facility in Engineered Structures of $13; a $10 charge for layoff costs, including the separation of 429 employees (282 in Fastening Systems, 110 in Engineered Structures and 37 in Forged Wheels), and accelerated depreciation, of $2, partially offset by the reversal of $3 for layoff reserves in Engineered Structures related to prior periods and a gain on the sale of assets at a small U.K. manufacturing facility in Engine Products of $1.
As of December 31, 2025, actions related to the 2024 restructuring programs were substantially complete.
2023 Actions. In 2023, Howmet recorded Restructuring and other charges of $23, which included a $12 charge for impairment of assets primarily related to decommissioned fixed assets in Engineered Structures; a $5 charge for U.S. and Canadian pension plans’ settlement accounting; a $3 charge for layoff costs, including the separation of 63 employees in Engineered Structures; a $3 charge for various other exit costs primarily for the closures of small manufacturing facilities and a $2 charge for accelerated depreciation primarily related to the closure of a small Engineered Structures facility in the U.K. These charges were partially offset by a gain of $1 on the sale of assets at a U.S. Engineered Structures facility and a benefit of $1 related to the reversal of layoff reserves related to prior periods.
As of December 31, 2025, actions related to the 2023 restructuring programs were complete.
Activity and reserve balances for restructuring charges were as follows:

	Layoff costs	Other exit costs	Total
Reserve balances at December 31, 2022	$6	$2	$8
2023 Activity
Cash payments	(3)	(3)	(6)
Restructuring and other charges	7	16	23
Other(1)	(5)	(13)	(18)
Reserve balances at December 31, 2023	$5	$2	$7
2024 Activity
Cash payments	$(8)	$(2)	$(10)
Restructuring and other charges	7	14	21
Other(2)	—	(14)	(14)
Reserve balances at December 31, 2024	$4	$—	$4
2025 Activity
Cash payments	$(3)	$(2)	$(5)
Restructuring and other charges (credits)	89	(5)	84
Other(3)	(89)	7	(82)
Reserve balances at December 31, 2025	$1	$—	$1
(1)In 2023, other for layoff costs included $5 in settlement accounting charges related to U.S. and Canadian pension plans; while other for other exit costs included charges of $12 related to the impairment of assets and a $2 charge for accelerated depreciation which was offset by a gain of $1 on the sale of assets.
(2)In 2024, other for other exit costs included a net loss of $13 on the sale of a small U.K. manufacturing facility and a charge of $2 for accelerated depreciation, partially offset by a gain on the sale of assets at a small U.K. manufacturing facility in Engine Products of $1.
(3)In 2025, other for layoff costs included $89 in settlement accounting charges related to U.K. and Canadian pension plans; while other for other exit costs were primarily due to a gain on the sale of assets at a small U.K. manufacturing facility in Engineered Structures of $3 and a gain on the sale of assets at a previously closed facility in Forged Wheels of $2.

The remaining reserves as of December 31, 2025 are expected to be paid in cash during 2026.
E. Interest Cost Components

For the year ended December 31,	2025	2024	2023
Amount charged to interest expense, net	$151	$182	$218
Loss on debt redemption (Q)	15	6	2
Amount capitalized	10	7	6
Total interest cost	$176	$195	$226
F. Other Expense, Net

For the year ended December 31,	2025	2024	2023
Non-service costs - pension and other postretirement benefits (G)	$27	$29	$29
Interest income	(20)	(20)	(23)
Foreign currency (gains) losses, net	(3)	13	(2)
Net realized and unrealized losses(1)	22	25	22
Deferred compensation	15	15	10
Legal proceeding(2)	—	—	(25)
Other, net	(1)	—	(3)
Total other expense, net	$40	$62	$8
(1)    In all periods presented, Net realized and unrealized losses primarily includes costs associated with sales under the Company’s accounts receivables securitization arrangement and sales of other customer receivables (See Note L).
(2)    On June 15, 2023, the Company, FR Acquisitions Corporation (Europe) Ltd and JFB Firth Rixson Inc. (collectively, the Firth Rixson Entities) and Lehman Brothers International (Europe) (“LBIE”) reached a full and final settlement of all claims arising out of the LBIE legal proceedings which concerned two interest rate swap transactions that the Firth Rixson Entities entered into with LBIE in 2007 and 2008. The settlement provided for payment of $40: $15 paid in July 2023 and $25 paid in July 2024. Due to the final settlement of the LBIE legal proceeding, Legal proceeding included the reversal of $25, net of legal fees of $1, of the $65 pre-tax charge taken in 2022.
G. Retirement and Other Postretirement Benefits
Howmet maintains pension plans covering U.S. employees and certain employees in foreign locations. Defined pension benefits generally depend on length of service and job grade. The majority of benefits are paid through pension trusts that are sufficiently funded to ensure that all plans can pay benefits to retirees as they become due. Most salaried and non-bargaining hourly U.S. employees hired after March 1, 2006 participate in a defined contribution plan instead of a defined benefit plan.
Howmet also maintains health care and life insurance postretirement benefit plans covering eligible U.S. retired employees. The medical plans are unfunded and generally pay a percentage of medical expenses, reduced by deductibles and other coverage. Life benefits are generally provided by insurance contracts. Howmet retains the right, subject to existing agreements, to change or eliminate these benefits. Effective May 1, 2019, salaried and non-bargaining hourly U.S. employees and retirees are not eligible for postretirement life insurance benefits. Effective July 1, 2024, salaried and non-bargaining hourly U.S. employees are not eligible for any postretirement medical benefits.
In December 2025, the Company undertook actions to reduce gross pension obligations by $128 by purchasing group annuity contracts with a third-party carrier to pay and administer future annuity payments for its U.K. pension plan, effectively starting the process for terminating the plan. These actions resulted in settlement and curtailment charges of $87 and $1, respectively, and were recorded in Restructuring and other charges in the fourth quarter ended December 31, 2025 in the Statement of Consolidated Operations. It is anticipated that the termination of the plan, including return of remaining plan assets to Howmet, will be finalized in 2026.
In 2023, the Company applied settlement accounting to its Canadian pension plan due to lump sum payments to participants, which resulted in settlement charges of $2 that was recorded in Restructuring and other charges in the Statement of Consolidated Operations. The termination of this plan was completed in the fourth quarter ended December 31, 2025, resulting in an additional settlement charge of $1 and return of remaining plan assets to Howmet.

In June 2023, the Company undertook additional actions to reduce U.S. gross pension obligations by $19 by purchasing group annuity contracts with a third-party carrier to pay and administer future annuity payments. These actions resulted in settlement charges of $3 and were recorded in Restructuring and other charges in the Statement of Consolidated Operations. The funded status of the plans have not been significantly impacted.
Obligations and Funded Status

	Pension benefits		Other postretirement benefits
December 31,	2025	2024	2025	2024
Change in benefit obligation
Benefit obligation at beginning of year	$1,496	$1,592	$60	$103
Service cost	2	3	—	1
Interest cost	75	75	4	5
Amendments	—	—	—	(2)
Actuarial losses (gains)(1)	34	(58)	(12)	(36)
Settlements	(130)	—	—	—
Benefits paid	(114)	(112)	(10)	(11)
Foreign currency translation impact	8	(4)	—	—
Benefit obligation at end of year(2)	$1,371	$1,496	$42	$60
Change in plan assets(2)
Fair value of plan assets at beginning of year	$886	$925	$—	$—
Actual return (loss) on plan assets	104	(8)	—	—
Employer contributions	70	79	—	—
Benefits paid	(99)	(95)	—	—
Administrative expenses	(12)	(12)	—	—
Settlement payments	(131)	—	—	—
Foreign currency translation impact	7	(3)	—	—
Fair value of plan assets at end of year(2)	$825	$886	$—	$—
Funded status	$(546)	$(610)	$(42)	$(60)
Amounts recognized in the Consolidated Balance Sheet consist of:
Noncurrent assets	$15	$31	$—	$—
Current liabilities	(16)	(16)	(4)	(6)
Noncurrent liabilities	(545)	(625)	(38)	(54)
Net amount recognized	$(546)	$(610)	$(42)	$(60)
Amounts recognized in Accumulated Other Comprehensive Loss consist of:
Net actuarial loss (gain)	$848	$956	$(63)	$(59)
Prior service cost (benefit)	—	2	(23)	(33)
Net amount recognized, before tax effect	$848	$958	$(86)	$(92)
Other changes in plan assets and benefit obligations recognized in Other Comprehensive Loss consist of:
Net actuarial cost (benefit)	$12	$28	$(12)	$(36)
Amortization of accumulated net actuarial (loss) benefit	(120)	(32)	8	3
Prior service benefit	(2)	—	—	(2)
Amortization of prior service benefit	—	—	10	10
Net amount recognized, before tax effect	$(110)	$(4)	$6	$(25)
(1)As of December 31, 2025, the actuarial losses impacting the benefit obligation were primarily due to changes in the discount rate. At December 31, 2024, the actuarial gains impacting the benefit obligation were primarily due to changes in the discount rate, partially offset by asset returns being lower than expected.

(2)As of December 31, 2025, the benefit obligation, fair value of plan assets, and funded status for U.S. pension plans were $1,346, $809, and $(537), respectively. As of December 31, 2024, the benefit obligation, fair value of plan assets, and funded status for U.S. pension plans were $1,356, $739, and $(617), respectively.
Pension Plan Benefit Obligations

	Pension benefits
	2025	2024
The projected benefit obligation and accumulated benefit obligation for all defined benefit pension plans were as follows:
Projected benefit obligation	$1,371	$1,496
Accumulated benefit obligation	1,369	1,495
The aggregate projected benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets were as follows:
Projected benefit obligation	1,370	1,380
Fair value of plan assets	809	739
The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows:
Accumulated benefit obligation	1,368	1,379
Fair value of plan assets	809	739
Components of Net Periodic Benefit Cost

	Pension benefits(1)			Other postretirement benefits
For the year ended December 31,	2025	2024	2023	2025	2024	2023
Service cost	$2	$3	$3	$—	$1	$1
Interest cost	75	75	80	4	5	7
Expected return on plan assets	(66)	(70)	(74)	—	—	—
Recognized net actuarial loss (gain)	31	32	28	(8)	(3)	(3)
Amortization of prior service benefit	—	—	—	(9)	(10)	(9)
Settlements(2)	88	—	5	—	—	—
Curtailment(3)	1	—	—	—	—	—
Net periodic benefit cost(4)	$131	$40	$42	$(13)	$(7)	$(4)
(1)In 2025, 2024, and 2023, net periodic benefit cost for U.S. pension plans was $42, $40, and $40, respectively.
(2)In 2025, settlements were related to U.K. and Canadian actions including an annuity buyout and lump sum benefit payments. In 2023, settlements were related to U.S. and Canadian actions including an annuity buyout and lump sum benefit payments.
(3)In 2025, curtailment was due to plan termination.
(4)Service cost was included within Cost of goods sold and Selling, general administrative, and other expenses; settlements and curtailment were included in Restructuring and other charges; all other cost components were recorded in Other expense, net in the Statement of Consolidated Operations.
Assumptions
Liabilities and expenses for pension benefits are determined using actuarial methodologies and incorporate significant assumptions, including the discount rate, the expected long-term rate of return on plan assets (“EROA”), and several assumptions relating to the employee workforce (rates of retirement, termination, and mortality by age). Liabilities and expenses for other postretirement benefits are determined using similar actuarial methodologies and assumptions, including discount rate and several assumptions relating to the employee workforce (rates of retirement, mortality by age, and health care cost trend rates).

Weighted average assumptions used to determine benefit obligations for pension and other postretirement benefit plans were as follows:

December 31,	2025	2024
Discount rate	5.30%	5.60%
Cash balance plan interest crediting rate	3.00%	3.00%
The U.S. discount rate is determined using a Company-specific yield curve model (above-median) developed with the assistance of an external actuary, while both the U.K. and Canada utilize models developed internally by their respective actuary. The cash flows of the plans’ projected benefit obligations are discounted using a single equivalent rate derived from yields on high quality corporate bonds, which represent a broad diversification of issuers in various sectors, including finance and banking, industrials, transportation, and utilities, among others. The yield curve models parallel the plans’ projected cash flows, which have a global average duration of 9 years. The underlying cash flows of the bonds included in the models exceed the cash flows needed to satisfy the Company’s plans’ obligations multiple times.
Benefit accruals for future compensation under the Company’s major salaried and non-bargained hourly defined benefit pension plans have ceased. The rate of compensation increase no longer impacts the determination of the benefit obligation.
Weighted average assumptions used to determine net periodic benefit cost for pension and other postretirement benefit plans were as follows:

	2025	2024	2023
Discount rate to calculate service cost(1)	5.60%	5.10%	5.50%
Discount rate to calculate interest cost(1)	5.30%	4.90%	5.30%
Expected long-term rate of return on plan assets	7.00%	6.70%	6.70%
Cash balance plan interest crediting rate	3.00%	3.00%	3.00%
(1)In all periods presented, the respective global discount rates were used to determine net periodic benefit cost for most pension plans for the full annual period. The discount rates for certain plans were updated during 2025, 2024, and 2023 to reflect the remeasurement of these plans due to amendments, settlements, and/or curtailments. The weighted-average rates reflecting these remeasurements does not significantly differ from the rates presented.
The EROA is generally applied to a five-year market-related value of plan assets. The process used by management to develop this assumption is one that relies on a combination of historical asset return information and forward-looking returns by asset class. As it relates to historical asset return information, management focuses on various historical moving averages when developing this assumption. While consideration is given to recent performance and historical returns, the assumption represents a long-term, prospective return. Management also incorporates expected future returns on current and planned asset allocations using information from various external investment managers and consultants, as well as management’s own judgment.
For 2026, management anticipates that approximately 7% will continue to be the expected long-term rate of return for global plan assets. EROA assumptions are developed by country. Annual changes in the weighted average EROA are impacted by the relative size of the assets by country.
Mortality rate assumptions are based on mortality tables and future improvement scales published by third parties, such as the Society of Actuaries, and consider other available information including historical data as well as studies and publications from reputable sources.
For 2025, 2024, and 2023, the U.S. expected long-term rate of return used by management was based on the prevailing and planned strategic asset allocations, as well as estimates of future returns by asset class. These rates were within the respective range of the 20-year moving average of actual performance and the expected future returns developed by asset class.
Assumed health care cost trend rates for U.S. other postretirement benefit plans were as follows:

	2025	2024	2023
Health care cost trend rate assumed for next year	5.50%	5.50%	5.50%
Rate to which the cost trend rate gradually declines	4.50%	4.50%	4.50%
Year that the rate reaches the rate at which it is assumed to remain	2028	2027	2026

The assumed health care cost trend rate is used to measure the expected cost of gross eligible charges covered by Howmet’s other postretirement benefit plans. For 2026, a 5.50% trend rate will be used, reflecting management’s best estimate of the change in future health care costs covered by the plans. The plans’ actual annual health care cost trend experience over the past three years has ranged from (0.40)% to 12.40%. Management’s best estimate considering actual and expected annual health care costs is to maintain the 5.50% trend rate as indicative of expected increases for future health care costs over the long-term.
Plan Assets
Howmet’s pension plans’ investment policy as of December 31, 2025 by asset class, were as follows:

Asset class	Policy range(1)
Equities	20–55%
Fixed income	25–55%
Other investments	15–35%
(1)Policy range is for U.S. plan assets only, as both the U.K. and Canadian asset investment allocations are controlled by a third-party trustee with input from Howmet.
The principal objectives underlying the investment of the pension plans’ assets are to ensure that Howmet can properly fund benefit obligations as they become due under a broad range of potential economic and financial scenarios, maximize the long-term investment return with an acceptable level of risk based on such obligations, and broadly diversify investments across and within various asset classes to protect asset values against adverse movements. Specific objectives for long-term investment strategy include reducing the volatility of pension assets relative to pension liabilities and attaining and maintaining a sufficiently funded status. The use of derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives. The investment strategy uses long duration bonds and derivative instruments to offset a portion of the interest rate sensitivity of U.S. pension liabilities. Exposure to broad equity risk is decreased and diversified through investments in hedge funds, private equity, private credit, private real estate, high-yield bonds, global and emerging market debt, and global and emerging market equities. Investments are further diversified by strategy, asset class, geography, and sector to enhance returns and mitigate downside risk. A large number of external investment managers are used to gain broad exposure to the financial markets and to mitigate manager-concentration risk.
Investment practices comply with the requirements of the Employee Retirement Income Security Act (“ERISA”) and other applicable laws and regulations.
The following section describes the valuation methodologies used to measure the fair value of pension plan assets, including an indication of the level in the fair value hierarchy in which each type of asset is generally classified (See Note R for the definition of fair value and a description of the fair value hierarchy).
Equities. These securities consist of: (i) direct investments in the stock of publicly traded U.S. and non-U.S. companies that are valued based on the closing price reported in an active market on which the individual securities are traded (generally classified in Level 1); (ii) the plans’ share of commingled funds that are invested in the stock of publicly traded companies and are valued at the net asset value of shares held at December 31 (included in Level 1 and Level 2); and (iii) direct investments in long/short equity hedge funds and private equity (limited partnerships and venture capital partnerships) that are valued at net asset value.
Fixed income. These securities consist of: (i) U.S. government debt that are generally valued using quoted prices (included in Level 1); (ii) cash and cash equivalents invested in publicly-traded funds and are valued based on the closing price reported in an active market on which the individual securities are traded (generally classified in Level 1); (iii) publicly traded U.S. and non-U.S. fixed interest obligations (principally corporate bonds and debentures) and are valued through consultation and evaluation with brokers in the institutional market using quoted prices and other observable market data (included in Level 2); (iv) fixed income derivatives that are generally valued using industry standard models with market-based observable inputs (included in Level 2); and (v) cash and cash equivalents invested in institutional funds and are valued at net asset value.
Other investments. These investments include, among others: (i) real estate investment trusts that are valued based on the quoted prices and other observable market data (included in Level 2) and (ii) direct investments of discretionary and systematic macro hedge funds and private real estate (includes limited partnerships) that are valued at net asset value.
The fair value methods described above may not be indicative of net realizable value or reflective of future fair values. Additionally, while Howmet believes the valuation methods used by the plans’ trustees are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table presents the fair value of pension plan assets classified under the appropriate level of the fair value hierarchy or net asset value:

December 31, 2025	Level 1	Level 2	Net Asset Value	Total
Equities:
Equity securities	$2	$224	$207	$433
Long/short equity hedge funds	—	—	17	17
Private equity	—	—	101	101
	$2	$224	$325	$551
Fixed income:
Intermediate and long duration government/credit	$127	$2	$—	$129
Other	1	78	—	79
	$128	$80	$—	$208
Other investments:
Real estate	$—	$—	$32	$32
Discretionary and systematic macro hedge funds	—	—	30	30
	$—	$—	$62	$62
Net plan assets(1)	$130	$304	$387	$821

December 31, 2024	Level 1	Level 2	Net Asset Value	Total
Equities:
Equity securities	$1	$130	$300	$431
Long/short equity hedge funds	—	—	20	20
Private equity	—	—	112	112
	$1	$130	$432	$563
Fixed income:
Intermediate and long duration government/credit	$71	$57	$—	$128
Other	18	66	—	84
	$89	$123	$—	$212
Other investments:
Real estate	$—	$1	$54	$55
Discretionary and systematic macro hedge funds	—	—	40	40
Other	—	—	5	5
	$—	$1	$99	$100
Net plan assets(2)	$90	$254	$531	$875
(1)As of December 31, 2025, the total fair value of pension plans’ assets excludes a net receivable of $4, which represents securities purchased and sold but not yet settled plus interest and dividends earned on various investments.
(2)As of December 31, 2024, the total fair value of pension plans’ assets excludes a net receivable of $11, which represents securities purchased and sold but not yet settled plus interest and dividends earned on various investments.
Funding and Cash Flows
It is Howmet’s policy to fund amounts for pension plans sufficient to meet the minimum requirements set forth in the benefits laws and tax laws of the applicable country. Periodically, Howmet contributes additional amounts as deemed appropriate. In 2025 and 2024, cash contributions to Howmet’s pension plans were $70 and $79, respectively.
The contributions to the Company’s pension plans in 2026 are estimated to be $60 (all of which is for U.S. plans).

Benefit payments expected to be paid to pension and other postretirement benefit plans’ participants utilizing the current assumptions outlined above are as follows:

For the year ended December 31,	Pension benefits	Other post- retirement benefits
2026	$119	$5
2027	117	5
2028	117	4
2029	115	4
2030	119	4
2031 - 2035	541	18
Total	$1,128	$40
Defined Contribution Plans
Howmet sponsors savings and investment plans in various countries, primarily in the U.S. Howmet’s contributions and expenses related to these plans were $104, $92, and $82 in 2025, 2024, and 2023, respectively. U.S. employees may contribute a portion of their compensation to the plans, and Howmet matches a portion of these contributions in equivalent form of the investments elected by the employee. Additionally, for certain U.S. employees, Howmet makes a contribution of either a percentage of applicable eligible compensation or per hour worked. Contributions are made to the plans in accordance with plan documents.
H. Income Taxes
The components of income before income taxes were as follows:

For the year ended December 31,	2025	2024	2023
United States	$1,374	$901	$538
Foreign	466	482	437
Total	$1,840	$1,383	$975
The provision for income taxes consisted of the following:

For the year ended December 31,	2025	2024	2023
Current:
Federal(1)	$181	$70	$5
Foreign	116	98	94
State and local	18	4	2
	315	172	101
Deferred:
Federal	34	43	92
Foreign	(15)	17	16
State and local	(2)	(4)	1
	17	56	109
Total	$332	$228	$210
(1)Federal includes U.S. taxes related to foreign income.

A reconciliation of the U.S. federal statutory rate to Howmet’s effective tax rate, with prior years recategorized based on guidance issued by the FASB in December 2023, was as follows (the effective tax rate for 2025, 2024, and 2023 was a provision on income):

For the year ended December 31,	2025		2024		2023
	Amount	Percent	Amount	Percent	Amount	Percent
U.S. federal statutory tax rate	$387	21.0%	$290	21.0%	$205	21.0%
U.S. state and local income tax, net of federal income tax effect (1)	12	0.6	1	0.1	3	0.3
Foreign tax effects
Hungary
Statutory tax rate difference between Hungary and United States	(19)	(1.0)	(18)	(1.3)	(17)	(1.7)
Other	(1)	(0.1)	1	0.1	(3)	(0.3)
Other foreign jurisdictions	24	1.3	29	2.1	25	2.6
Effect of changes in tax laws or rates enacted in the current period	10	0.6	—	—	—	—
Effect of cross-border tax laws (2)
Foreign-derived intangible income	(38)	(2.1)	(25)	(1.8)	(13)	(1.3)
Global intangible low-taxed income	19	1.0	10	0.7	12	1.2
Other	(15)	(0.7)	(8)	(0.6)	—	—
Tax credits
Research and development tax credits (3)	(21)	(1.2)	(55)	(4.0)	(4)	(0.4)
Changes in valuation allowances
Change in valuation allowance on foreign tax credits	(8)	(0.4)	(4)	(0.3)	(14)	(1.4)
Nontaxable or nondeductible items	(20)	(1.1)	6	0.4	(2)	(0.2)
Changes in unrecognized tax benefits (4)	2	0.1	—	—	20	2.0
Other adjustments	—	—	1	0.1	(2)	(0.2)
Effective tax rate	$332	18.0%	$228	16.5%	$210	21.5%
(1)Primarily due to state taxes in California in all periods presented.
(2)Taxes due from future inclusions in U.S. taxable income related to GILTI are treated as current period expenses when incurred.
(3)In 2024, the Company completed an R&D study and as a result recorded a discrete tax benefit for $42 of prior year federal R&D credits approved under audit by the U.S. Internal Revenue Service and $8 of prior year state R&D credits. The Company also recorded a tax benefit for federal and state R&D credits earned during 2024 of $13 and $3, respectively. The $8 and $3 of state R&D credits are included in the U.S. state and local income tax, net of federal income tax effect row.
(4)In 2023, the Company recorded income tax reserves related to an uncertain French tax position of $20 for prior years and $1 for 2023, which is included in the Foreign tax effects, Other foreign jurisdictions row.

Total cash paid for income taxes (net of any income tax refunds received) was as follows:

For the year ended December 31,	2025	2024	2023
U.S. Federal	$188	$93	$2
U.S. State	14	7	1
Foreign:
Germany	33	28	18
France	25	11	34
China	18	10	8
Japan	9	(1)	22
Canada	6	9	6
Other	19	20	13
Total	$312	$177	$104
The components of net deferred tax assets and liabilities were as follows:

	2025		2024
December 31,	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Depreciation	$4	$550	$8	$529
R&D capitalization	63	—	73	—
Employee benefits	223	7	232	9
Loss provisions	14	1	11	2
Deferred income/expense	52	245	46	293
Derivatives and hedging activities	9	—	—	—
Tax loss carryforwards	1,950	—	1,941	—
Tax credit carryforwards	98	—	110	—
Other	7	7	11	8
	$2,420	$810	$2,432	$841
Valuation allowance	(1,750)	—	(1,705)	—
Total	$670	$810	$727	$841
The following table details the expiration periods of the deferred tax assets presented above:

December 31, 2025	Expires within 10 years	Expires within 11-20 years	No Expiration(1)	Other(2)	Total
Tax loss carryforwards	$399	$345	$1,206	$—	$1,950
Tax credit carryforwards	85	6	7	—	98
Other(3)	—	—	325	47	372
Valuation allowance	(436)	(337)	(970)	(7)	(1,750)
Total	$48	$14	$568	$40	$670
(1)Deferred tax assets with no expiration may still have annual limitations on utilization.
(2)Other represents deferred tax assets whose expiration is dependent upon the reversal of the underlying temporary difference.
(3)A substantial amount of Other deferred tax assets relates to employee benefits that will become deductible for tax purposes in jurisdictions with unlimited expiration over an extended period of time as contributions are made to employee benefit plans and payments are made to retirees.
The total deferred tax asset (net of valuation allowance) is supported by projections of future taxable income exclusive of reversing temporary differences (7%), and taxable temporary differences that reverse within the carryforward period (93%).

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not (greater than 50%) that a tax benefit will not be realized. In evaluating the need for a valuation allowance, management considers all potential sources of taxable income, including income available in carryback periods, future reversals of taxable temporary differences, projections of taxable income, and income from tax planning strategies, as well as all available positive and negative evidence. Positive evidence includes factors such as a history of profitable operations, projections of future profitability within the carryforward period, including from tax planning strategies, and Howmet’s experience with similar operations. Existing favorable contracts and the ability to sell products into established markets are additional positive evidence. Negative evidence includes items such as cumulative losses, projections of future losses, or carryforward periods that are not long enough to allow for the utilization of a deferred tax asset based on existing projections of income. Deferred tax assets for which no valuation allowance is recorded may not be realized upon changes in facts and circumstances, resulting in a future charge to establish a valuation allowance. Existing valuation allowances are re-examined under the same standards of positive and negative evidence. If it is determined that it is more likely than not that a deferred tax asset will be realized, the appropriate amount of the valuation allowance, if any, is released. Deferred tax assets and liabilities are also remeasured to reflect changes in underlying tax rates due to law changes and the granting and lapse of tax holidays.
It is Howmet’s policy to apply a tax law ordering approach when considering the need for a valuation allowance on net operating losses expected to offset GILTI income inclusions. Under this approach, reductions in cash tax savings are not considered as part of the valuation allowance assessment. Instead, future GILTI inclusions are considered a source of taxable income that support the realizability of deferred tax assets.
Howmet’s remaining foreign tax credits in the U.S. have a 10-year carryforward period expiring in 2027. Valuation allowances were initially established in prior years on a portion of the foreign tax credit carryforwards, primarily due to insufficient foreign source income to allow for full utilization of the credits within the expiration period. Foreign tax credits of $0 and $45 expired at the end of 2025 and 2024, respectively, resulting in a corresponding decrease to the valuation allowance. Due to an increase in foreign source income, the Company decreased the valuation allowance accordingly by an additional $8 and $4 in 2025 and 2024, respectively. As of December 31, 2025, the cumulative amount of the valuation allowance was $34.
The Company recorded a net $8 decrease, $7 decrease, and $2 decrease to U.S. state valuation allowances in 2025, 2024, and 2023, respectively. After weighing all available positive and negative evidence, the Company determined the adjustments based on the underlying net deferred tax assets that were more likely than not realizable based on projected taxable income. Changes in fully reserved U.S. state tax losses, credits and other deferred tax assets resulting from expirations, audit adjustments, tax rate, and tax law changes also resulted in a corresponding net $48 decrease, $30 decrease, and $49 decrease in the valuation allowance in 2025, 2024, and 2023, respectively. Valuation allowances of $345 remain against state deferred tax assets expected to expire before utilization. The need for valuation allowances against state deferred tax assets will be reassessed on a continuous basis in future periods and, as a result, the allowance may increase or decrease based on changes in facts and circumstances.
The need for valuation allowances will be reassessed by entity and by jurisdiction on a continuous basis in future periods and, as a result, the allowances may increase or decrease based on changes in facts and circumstances.
The following table details the changes in the valuation allowance:

December 31,	2025	2024	2023
Balance at beginning of year	$1,705	$1,821	$1,965
Increase to allowance	5	20	21
Release of allowance	(113)	(127)	(198)
Acquisitions, divestitures and liquidations	—	75	(16)
Tax apportionment, tax rate and tax law changes	(4)	(2)	(11)
Foreign currency translation	157	(82)	60
Balance at end of year	$1,750	$1,705	$1,821
Foreign U.S. GAAP earnings that have not otherwise been subject to U.S. tax, will generally be exempt from future U.S. tax under the 2017 Act when distributed. Such distributions, as well as distributions of previously taxed foreign earnings, could potentially be subject to U.S. state tax in certain states, and foreign withholding taxes. Foreign currency gains/losses related to the translation of previously taxed earnings from functional currency to U..S. dollars could also be subject to U.S. tax when distributed. Howmet would expect the potential withholding tax, U.S. state tax, and U.S. capital gains tax impacts to be immaterial and the potential deferred tax liability associated with future currency gains to be impracticable to determine.

Howmet and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With a few minor exceptions, Howmet is no longer subject to income tax examinations by tax authorities for years prior to 2014. All U.S. tax years prior to 2025 have been audited by the Internal Revenue Service. Various state and foreign jurisdiction tax authorities are in the process of examining the Company’s income tax returns for various tax years through 2024.
A reconciliation of the beginning and ending amount of unrecognized tax benefits (excluding interest and penalties) was as follows:

December 31,	2025	2024	2023
Balance at beginning of year	$1	$16	$2
Additions for tax positions of the current year	1	—	1
Additions for tax positions of prior years	2	—	13
Settlements with tax authorities	—	(14)	—
Foreign currency translation	—	(1)	—
Balance at end of year	$4	$1	$16
For all periods presented, a portion of the balance pertains to state tax liabilities, which are presented before any offset for federal tax benefits. The effect of unrecognized tax benefits, if recorded, that would impact the annual effective tax rate for 2025, 2024, and 2023 would be less than 1%, less than 1%, and 2%, respectively, of pre-tax book income. Howmet does not anticipate that changes in its unrecognized tax benefits will have a material impact in the Statement of Consolidated Operations during 2026.
It is Howmet’s policy to recognize interest and penalties related to income taxes as a component of the Provision for income taxes in the Statement of Consolidated Operations. Howmet recognized interest and penalties of less than $1, $1, and $7 in 2025, 2024, and 2023, respectively. Due to the expiration of the statute of limitations, settlements with tax authorities, reductions in prior accruals, and refunded overpayments, Howmet recognized interest income of less than $1, $0, and $2 in 2025, 2024, and 2023, respectively. As of December 31, 2025, 2024, and 2023, the amount accrued for the payment of interest and penalties was $10, $9, and $11, respectively.
I. Preferred and Common Stock
Preferred Stock. Howmet has two classes of preferred stock: $3.75 Cumulative Preferred Stock (“Class A Preferred Stock”) and Class B Serial Preferred Stock. Class A Preferred Stock had 660,000 shares authorized at a par value of $100 per share with an annual $3.75 cumulative dividend preference per share. There were no and 546,024 shares of Class A Preferred Stock outstanding as of December 31, 2025 and 2024, respectively. Howmet redeemed all outstanding shares of Class A Preferred Stock on December 17, 2025 (the “Redemption Date”) at a redemption price of $100 per share plus $0.8125 per share of dividends accrued but not paid or declared as of the Redemption Date. On February 9, 2026, the Company retired 659,909 shares of Class A preferred Stock, including the redeemed shares. The redemption simplified the Company’s capital structure. Class B Serial Preferred Stock has 10,000,000 shares authorized at a par value of $1 per share. There were no shares of Class B Serial Preferred Stock outstanding as of both December 31, 2025 and 2024.
Common Stock. As of December 31, 2025, there were 600,000,000 shares authorized at a par value of $1 per share, and 401,620,565 shares issued and outstanding. Dividends paid were $0.44 per share in 2025 ($0.10 per share in each of the first and second quarters of 2025 and $0.12 per share in each of the third and fourth quarter of 2025), $0.26 per share in 2024 ($0.05 per share in each of the first and second quarters of 2024 and $0.08 per share in each of the third and fourth quarters of 2024), and $0.17 per share in 2023 ($0.04 per share in each of the first, second, and third quarters of 2023 and $0.05 per share in the fourth quarter of 2023).
As of December 31, 2025, 47 million shares of common stock were reserved for issuance under Howmet’s stock-based compensation plans. As of December 31, 2025, 24 million shares remain available for issuance. Howmet issues new shares to satisfy the exercise of stock options and the conversion of stock awards.

Common Stock Outstanding and Share Activity (number of shares)

Balance at December 31, 2022	412,155,057
Issued for stock-based compensation plans	2,993,340
Repurchase and retirement of common stock	(5,233,936)
Balance at December 31, 2023	409,914,461
Issued for stock-based compensation plans	1,287,412
Repurchase and retirement of common stock	(5,770,512)
Balance at December 31, 2024	405,431,361
Issued for stock-based compensation plans	549,976
Repurchase and retirement of common stock	(4,360,772)
Balance at December 31, 2025	401,620,565
The following table provides details for share repurchases during 2025, 2024, and 2023:

	Number of shares	Average price per share(1)	Total
Q1 2025 open market repurchase	1,006,102	$124.24	$125

Q2 2025 open market repurchase	1,229,313	$142.36	$175

Q3 2025 open market repurchase	1,097,686	$182.20	$200

Q4 2025 open market repurchase	1,027,671	$194.61	$200

2025 Share repurchase total	4,360,772	$160.52	$700

Q1 2024 open market repurchase	2,243,259	$66.87	$150

Q2 2024 open market repurchase	734,737	$81.66	$60

Q3 2024 open market repurchase	1,061,323	$94.22	$100

Q4 2024 open market repurchase	1,731,193	$109.75	$190

2024 Share repurchase total	5,770,512	$86.65	$500

Q1 2023 open market repurchase	576,629	$43.36	$25

Q2 2023 open market repurchase	2,246,294	$44.52	$100

Q3 2023 open market repurchase	506,800	$49.32	$25

Q4 2023 open market repurchase	1,904,213	$52.52	$100

2023 Share repurchase total	5,233,936	$47.76	$250
(1)Excludes commissions cost.
The total value of shares repurchased during 2025, 2024, and 2023 were $700, $500, and $250, respectively. All of the shares repurchased during 2025, 2024, and 2023 were immediately retired. The Company has a share repurchase program (the “Share Repurchase Program”) that, after giving effect to the additional $150 share repurchases made in January and February 2026 at an average price per share of $215.28, retiring approximately 0.7 million shares, has approximately $1,347 in Board authorization remaining available as of February 6, 2026. The current Share Repurchase Program was authorized by the Company’s Board of Directors on August 18, 2021 at $1,500, which was increased by the Board by $2,000 on July 30, 2024 to a total authorization of $3,500. Under the Company’s Share Repurchase Program, the Company may repurchase shares by means of trading plans established from time to time in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, block trades, private transactions, open market repurchases and/or accelerated share repurchase agreements, or other derivative transactions. There is no stated expiration for the Share Repurchase Program. Under its Share Repurchase Program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time, and the Share Repurchase Program may be suspended, modified, or terminated at any time without prior notice.
The Inflation Reduction Act of 2022 imposes a 1% excise tax on net common stock repurchases after December 31, 2022. The Company recorded $6, $4, and $1 to additional capital for excise tax on net repurchases in 2025, 2024, and 2023 respectively.
Stock-Based Compensation
Howmet has a stock-based compensation plan under which stock options and/or restricted share unit awards (“RSUs”) are granted, generally, in the first half of each year to eligible employees. Directors receive a portion of their annual compensation in deferred RSUs, which are paid either in a lump sum or installments, as elected by the director, upon retirement from the Board. Stock options were granted at the closing market price of Howmet’s common stock on the date of grant and typically vest over a three-year service period (one-third each year) with a ten-year contractual term. RSUs typically vest over a three-year service period from the date of grant. As part of Howmet’s stock-based compensation plan design, individuals who are retirement-eligible have a six-month requisite service period in the year of grant.

Certain RSUs granted to eligible employees include performance and market conditions. For these annual performance restricted share unit awards (“PRSUs”), the final number of shares earned will be based on Howmet’s achievement of profitability targets over the respective performance periods and will be earned at the end of the third year. Additionally, PRSUs include a total shareholder return (“TSR”) component, which depends upon relative performance against the TSRs of a group of peer companies.
In 2025, 2024, and 2023, Howmet recognized stock-based compensation expense of $73 ($68 after-tax), $63 ($57 after-tax), and $50 ($44 after-tax), respectively. Senior executive performance awards granted in April 2020 were modified in June 2020, resulting in incremental compensation expense of $12, which was amortized over the remaining service period that ended April 1, 2023.
All stock-based compensation expense recorded in 2025, 2024, and 2023 relates to RSUs and PRSUs. No stock-based compensation expense was capitalized in any of those years. As of December 31, 2025, there was $61 (pre-tax) of unrecognized compensation expense related to non-vested grants. This expense is expected to be recognized over a weighted average period of 2.2 years.
Stock-based compensation expense is based on the grant date fair value of the applicable equity grant. For RSUs, the fair value is equivalent to the closing market price of Howmet’s common stock on the date of grant. PRSUs with a market condition including a TSR component are valued using a Monte Carlo model. A Monte Carlo simulation uses assumptions of stock price behavior to estimate the probability of satisfying market conditions and the resulting fair value of the award. The volatility was estimated using Howmet’s historical volatility, and the risk-free interest rate was based on a yield curve of interest rates at the time of the grant based on the remaining performance period.
The fair value of PRSUs was estimated at the date of grant using the closing stock price for the performance component and the Monte Carlo model for the market component with the assumptions below:

For the year ended December 31,	2025	2024	2023
Weighted average grant date fair value	$154.72	$72.65	$47.59
Volatility	29.7%	27.7%	39.0%
Risk-free interest rate	4.2%	4.4%	4.4%
The activity for RSUs, PRSUs, and options during 2025 was as follows (options and awards in millions in the tables below):

	RSUs		PRSUs
	Number of awards	Weighted average FMV per award	Number of awards	Weighted average FMV per award
Outstanding, December 31, 2024	1.5	$44.57	0.6	$57.13
Granted	0.4	160.52	0.2	154.72
Converted	(0.4)	35.22	(0.4)	36.68
Forfeited	—	69.61	—	78.43
Performance share adjustment	—	—	0.2	36.68
Outstanding, December 31, 2025	1.5	$81.44	0.6	$89.88

	Stock options
	Number of options	Weighted average exercise price per option	Weighted average remaining contractual life	Total intrinsic value
Outstanding, December 31, 2024	0.1	$20.98
Exercised	—	18.08
Outstanding, December 31, 2025	0.1	$23.27	1.7	$15
Stock options were last granted in 2018. All of the stock options outstanding were fully vested and exercisable.

For the year ended December 31,	2025	2024	2023
Cash received from stock option exercises	$1	$8	$11
Total tax benefit realized from stock option exercises	$2	$3	$2
Intrinsic value of stock options exercised	$9	$16	$9
Intrinsic value of RSUs and PRSUs converted	$126	$117	$187
J. Earnings Per Share
Basic earnings per share (“EPS”) amounts are computed by dividing earnings, after the deduction of preferred stock dividends declared, by the average number of common shares outstanding. Diluted EPS amounts assume the issuance of common stock for all potentially dilutive share equivalents outstanding.
The information used to compute basic and diluted EPS attributable to Howmet common shareholders was as follows (shares in millions in the table below):

For the year ended December 31,	2025	2024	2023
Net income attributable to common shareholders	$1,508	$1,155	$765
Less: preferred stock dividends declared	2	2	2
Net income available to Howmet Aerospace common shareholders - basic and diluted	$1,506	$1,153	$763

Average shares outstanding - basic	404	408	412
Effect of dilutive securities:
Stock and performance awards	2	2	4
Average shares outstanding - diluted	406	410	416
Common stock outstanding as of December 31, 2025, 2024, and 2023 was approximately 402 million, 405 million, and 410 million, respectively.
As average shares outstanding are used in the calculation for both basic and diluted EPS, the full impact of share repurchases and issuances was not fully realized in EPS in the period of repurchase or issuance since share activity may occur at varying points during a period.
There were no shares relating to outstanding stock options excluded from the calculation of average shares outstanding - diluted during 2025, 2024, and 2023.

K. Accumulated Other Comprehensive Loss
The following table details the activity of the three components that comprise Accumulated other comprehensive loss:

	2025	2024	2023
Pension and other postretirement benefits (G)
Balance at beginning of period	$(672)	$(689)	$(653)
Other comprehensive income (loss):
Unrecognized net actuarial gain (loss) and prior service cost/benefit	2	3	(68)
Tax (expense) benefit	—	(1)	15
Total Other comprehensive income (loss) before reclassifications, net of tax	2	2	(53)
Amortization of net actuarial loss and prior service cost(1)	103	19	21
Tax expense(2)	(25)	(4)	(4)
Total amount reclassified from Accumulated other comprehensive loss, net of tax(3)	78	15	17
Total Other comprehensive income (loss)	80	17	(36)
Balance at end of period	$(592)	$(672)	$(689)
Foreign currency translation
Balance at beginning of period	$(1,207)	$(1,136)	$(1,193)
Other comprehensive income (loss) (4)	155	(71)	57
Balance at end of period	$(1,052)	$(1,207)	$(1,136)
Cash flow hedges
Balance at beginning of period	$1	$(5)	$5
Other comprehensive (loss) income:
Net change from periodic revaluations(5)	(37)	—	(19)
Tax benefit	8	—	4
Total Other comprehensive (loss) before reclassifications, net of tax	(29)	—	(15)
Net amount reclassified to earnings(6)	(2)	8	6
Tax benefit (expense)(2)	1	(2)	(1)
Total amount reclassified from Accumulated other comprehensive (loss) income, net of tax(3)	(1)	6	5
Total Other comprehensive (loss) income	(30)	6	(10)
Balance at end of period	$(29)	$1	$(5)

Accumulated other comprehensive loss balance at end of period	$(1,673)	$(1,878)	$(1,830)
(1)These amounts were recorded in Restructuring and other charges (See Note D) and Other expense, net (See Note F) in the Statement of Consolidated Operations.
(2)These amounts were included in Provision for income taxes (See Note H) in the Statement of Consolidated Operations.
(3)A positive amount indicates a corresponding charge to earnings and a negative amount indicates a corresponding benefit to earnings.
(4)In all periods presented, no amounts were reclassified to earnings.
(5)2025 includes the change in the cross-currency swap related to the 4.850% Notes due October 2031 (See Note Q). In all periods presented, no amounts related to this change were reclassified to earnings. The cross-currency swap was recorded in Other noncurrent liabilities and deferred credits in the Consolidated Balance Sheet.
(6)These amounts were recorded in Cost of goods sold in the Statement of Consolidated Operations.
L. Receivables
Sale of Receivables Programs
The Company maintains an accounts receivables securitization arrangement through a wholly-owned special purpose entity (“SPE”). The net cash funding from the sale of accounts receivable was neither a use of cash nor a source of cash during 2025 or 2024.

The accounts receivables securitization arrangement is one in which the Company, through an SPE, has a receivables purchase agreement (the “Receivables Purchase Agreement”) pursuant to which the SPE may sell certain receivables to financial institutions. On October 9, 2025, the Company extended the Receivables Purchase Agreement to the earlier of October 8, 2027 or a termination event. The Receivables Purchase Agreement contains customary representations and warranties, as well as affirmative and negative covenants. Pursuant to the Receivables Purchase Agreement, the Company does not maintain effective control over the transferred receivables, and therefore accounts for these transfers as sales of receivables. The Receivables Purchase Agreement also contains a provision that allows the Company to increase the facility limit to $325.
The facility limit under the Receivables Purchase Agreement was $250 as of both December 31, 2025 and December 31, 2024, of which $250 was drawn at both December 31, 2025 and December 31, 2024. As collateral against the sold receivables, the SPE maintains a certain level of unsold receivables, which were $217 and $201 as of December 31, 2025 and December 31, 2024, respectively.
The Company sold $1,602 and $1,625 of its receivables without recourse and received cash funding under this program during 2025 and 2024, respectively, resulting in derecognition of the receivables from the Company’s Consolidated Balance Sheet. Costs associated with the sales of receivables are reflected in the Company’s Statement of Consolidated Operations in Other expense, net for the periods in which the sales occur. Cash receipts from sold receivables under the Receivables Purchase Agreement are presented within operating activities in the Statement of Consolidated Cash Flows.
Other Customer Receivable Sales
In 2025 and 2024, the Company sold $899 and $712, respectively, of certain customers’ receivables in exchange for cash (of which $258 and $190 was outstanding from customers as of December 31, 2025 and December 31, 2024, respectively). The Company has no continuing involvement in the aforementioned amounts sold or outstanding, resulting in the derecognition of the receivables from the Company’s Consolidated Balance Sheet. The net proceeds are presented in changes in receivables within operating activities in the Statement of Consolidated Cash Flows and the costs associated with the sales of receivables are reflected in the Company’s Statement of Consolidated Operations in Other expense, net for the periods in which the sales occur (See Note F).
M. Inventories

December 31,	2025	2024
Finished goods	$462	$458
Work-in-process	885	903
Purchased raw materials	424	408
Operating supplies	78	71
Total inventories	$1,849	$1,840
As of December 31, 2025 and 2024, the portion of inventories valued on a LIFO basis was $642 and $544, respectively. If valued on an average-cost basis, total inventories would have been $333 and $280 higher as of December 31, 2025 and 2024, respectively. Reductions in LIFO inventory quantities caused partial liquidation of LIFO inventory layers resulting in recognition of a benefit of $3 and $1 in 2025 and 2023, respectively. In 2024, we did not have any LIFO inventory layer liquidations.
N. Properties, Plants, and Equipment, Net

	December 31, 2025	December 31, 2024
Land and land rights	$85	$84
Structures	1,134	1,025
Machinery and equipment	4,275	4,118
	5,494	5,227
Less: accumulated depreciation and amortization	3,236	3,150
	2,258	2,077
Construction work-in-progress	335	309
Properties, plants, and equipment, net	$2,593	$2,386
Depreciation expense related to Properties, plants, and equipment recorded in Provision for depreciation and amortization in the Statement of Consolidated Operations was $248, $243, and $236 for the years ended December 31, 2025, 2024, and 2023, respectively.

O. Goodwill and Other Intangible Assets
The following table details the changes in the carrying amount of goodwill:

	Engine Products	Fastening Systems	Engineered Structures	Forged Wheels	Total
Balances at December 31, 2023
Goodwill	$2,843	$1,604	$306	$7	$4,760
Accumulated impairment losses	(719)	(4)	(2)	—	(725)
Goodwill, net	2,124	1,600	304	7	4,035
Translation and other	(17)	(7)	(1)	—	(25)
Balances at December 31, 2024
Goodwill	2,826	1,597	305	7	4,735
Accumulated impairment losses	(719)	(4)	(2)	—	(725)
Goodwill, net	2,107	1,593	303	7	4,010
Translation and other	31	17	—	—	48
Balances at December 31, 2025
Goodwill	2,857	1,614	305	7	4,783
Assets held for sale reclassification (A)	—	—	—	—	(36)
Accumulated impairment losses	(719)	(4)	(2)	—	(725)
Goodwill, net	$2,138	$1,610	$303	$7	$4,022
During the 2025 annual review of goodwill in the fourth quarter, management performed quantitative assessments on the Fastening Systems and Engineered Structures reporting units and qualitative assessments on the Engine Products and Forged Wheels reporting units. The estimated fair values of the reporting units exceeded their respective carrying values in excess of 80%; thus, there were no goodwill impairments. Howmet uses a DCF model to estimate the current fair value of the reporting unit, which is compared to its carrying value, when testing for impairment. Management believes forecasted cash flows are the best indicator of such fair value. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including sales growth, production costs, and discount rate. Assumptions can vary among the reporting units. Cash flow forecasts are generally based on approved business unit operating plans for the early years and historical relationships in later years. The WACC rate for the individual reporting units is estimated with the assistance of valuation experts. The annual goodwill impairment tests in the fourth quarters of 2025, 2024, and 2023 indicated that goodwill was not impaired for any of the Company’s reporting units. If actual results or external market factors decline significantly from management’s estimates, future goodwill impairment charges (or the amount by which the carrying amount exceeds the reporting unit’s fair value without exceeding the total amount of goodwill allocated to that reporting unit) may be necessary and could be material.
Other intangible assets were as follows:

December 31, 2025	Gross carrying amount	Accumulated amortization	Intangibles, net
Computer software	$221	$(187)	$34
Patents and licenses	66	(66)	—
Other intangibles	671	(270)	401
Total amortizable intangible assets	958	(523)	435
Indefinite-lived trade names and trademarks	22	—	22
Total intangible assets, net	$980	$(523)	$457

December 31, 2024	Gross carrying amount	Accumulated amortization	Intangibles, net
Computer software	$217	$(185)	$32
Patents and licenses	66	(66)	—
Other intangibles	689	(268)	421
Total amortizable intangible assets	972	(519)	453
Indefinite-lived trade names and trademarks	22	—	22
Total intangible assets, net	$994	$(519)	$475

Computer software consists primarily of software costs associated with enterprise business solutions across Howmet's businesses.
Amortization expense related to the intangible assets recorded in Provision for depreciation and amortization in the Statement of Consolidated Operations was $32, $33, and $35 for the years ended December 31, 2025, 2024, and 2023, respectively, and is expected to be in the range of approximately $30 to $36 annually from 2026 to 2030, excluding the impacts of potential acquisitions.
P. Leases
Operating lease cost includes short-term leases and variable lease payments and approximates cash paid. Operating lease cost was $73, $67, and $63 in 2025, 2024, and 2023, respectively.
Operating lease right-of-use assets and lease liabilities in the Consolidated Balance Sheet were as follows:

December 31,	2025	2024
Right-of-use assets classified in Other noncurrent assets	$162	$155

Current portion of lease liabilities classified in Other current liabilities	$42	$37
Long-term portion of lease liabilities classified in Other noncurrent liabilities and deferred credits	121	119
Total lease liabilities	$163	$156
Future minimum contractual operating lease obligations were as follows at December 31, 2025:

2026	$52
2027	42
2028	29
2029	19
2030	14
Thereafter	40
Total lease payments	$196
Less: Imputed interest	(33)
Present value of lease liabilities	$163

December 31,	2025	2024	2023
Right-of-use assets obtained in exchange for operating lease obligations	$50	$66	$68
Weighted-average remaining lease term in years	5.7	5.9	6.4
Weighted-average discount rate	5.4%	5.7%	5.9%

Q. Debt
Debt.

December 31,	2025	2024
USD Term Loan Agreement, due 2026(1)	—	140
JPY Term Loan Agreement, due 2026(2)	191	188
5.900% Notes, due 2027	—	625
6.750% Bonds, due 2028	300	300
3.000% Notes, due 2029	700	700
4.850% Notes, due 2031(3)	500	500
4.550% Notes, due 2032	500	—
5.950% Notes, due 2037	625	625
4.750% Iowa Finance Authority Loan, due 2042	250	250
Other, net(4)	(16)	(13)
	3,050	3,315
Less: amount due within one year	191	6
Total long-term debt	$2,859	$3,309
(1)The Company completed the early prepayment of the remaining amount outstanding under the USD Term Loan Facility in 2025. The Company had entered into an interest rate swap to exchange the floating interest rate of this term loan facility to a fixed interest rate of 5.670% as of December 31, 2024, based on the Company’s long-term debt ratings. This swap was settled upon the prepayment of the USD Term Loan Facility with an immaterial impact to the Consolidated Financial Statements.
(2)The Company entered into an interest rate swap to exchange the floating interest rate of the JPY Term Loan Facility to a fixed interest rate of 1.794% and 1.919% as of December 31, 2025 and December 31, 2024, respectively, based on the Company’s long-term debt ratings. The amounts outstanding under the JPY Term Loan Facility are due in November 2026.
(3)The Company entered into a cross-currency swap to synthetically convert the 4.850% Notes due October 2031 (the “2031 Notes”) into a Euro liability of approximately €458 million with a fixed annual interest rate of 3.720%
(4)Includes unamortized debt discounts and unamortized debt issuance costs related to outstanding notes and bonds listed in the table above and various financing arrangements related to subsidiaries.
The principal amount of long-term debt maturing in each of the next five years is $191 in 2026, $0 in 2027, $300 in 2028, $700 in 2029, and $0 in 2030.
Term Loan Facilities. On November 22, 2023, the Company entered into (i) a U.S. Dollar Term Loan Agreement, due 2026 (the “USD Term Loan Agreement”) and (ii) a Japanese Yen Term Loan Agreement, due 2026 (the “JPY Term Loan Agreement” and, together with the USD Term Loan Agreement, the “Term Loan Agreements” and each, individually, a “Term Loan Agreement”). Capitalized terms used in this “Term Loan Facilities” section but not otherwise defined shall have the meanings given to such terms in the applicable Term Loan Agreement.
Each of the Term Loan Facilities is unsecured and amounts payable thereunder rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Borrowings under the USD Term Loan Facility are denominated in U.S. dollars, and borrowings under the JPY Term Loan Facility are denominated in Japanese yen. Loans under each of the Term Loan Facilities may be prepaid without premium or penalty.
The obligations of the Company to pay amounts outstanding under the respective Term Loan Facilities may be accelerated upon the occurrence of an “Event of Default” as defined therein. Such Events of Default include, among others, (a) non-payment of obligations; (b) breach of any representation or warranty in any material respect; (c) non-performance of covenants and obligations; (d) with respect to other indebtedness in a principal amount in excess of $100, a default thereunder that causes such indebtedness to become due prior to its stated maturity or a default in the payment at maturity of any principal of such indebtedness; (e) the bankruptcy or insolvency of the Company; and (f) a change in control of the Company.

The Term Loan Agreements contain respective covenants, including, among others, (a) limitations on the Company’s ability to incur liens securing indebtedness for borrowed money; (b) limitations on the Company’s ability to consummate a consolidation, merger, or sale of all or substantially all of its assets; (c) limitations on the Company’s ability to change the nature of its business; and (d) a limitation requiring the ratio of Consolidated Net Debt to Consolidated EBITDA (as defined in the agreements) as of the end of each fiscal quarter for the period of the four fiscal quarters most recently ended, to be less than or equal to 3.75 to 1.00.
The USD Term Loan Agreement provided for a $200 senior unsecured delayed draw term loan facility (the “USD Term Loan Facility”), under which any borrowings mature on November 22, 2026, unless earlier terminated in accordance with the provisions of the USD Term Loan Agreement. Commencing in 2025, the USD Term Loan Facility required quarterly principal payments through maturity based on a percentage of the original principal amount.
On December 27, 2023, the Company borrowed $200 under the USD Term Loan Facility. On December 20, 2024 and June 11, 2025, the Company completed early partial prepayments of its USD Term Loan in the aggregate principal amount of $60 and $75, respectively. These partial prepayments were each made at par value plus accrued interest of less than $1. Additionally, on September 18, 2025, the Company completed the early prepayment of the remaining amount outstanding under the USD Term Loan Facility in the aggregate principal amount of $63. This prepayment was made at par value plus accrued interest of less than $1.
Under the USD Term Loan Facility, loans bore interest at a base rate or a rate equal to Term SOFR plus adjustment, plus, in each case, an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on the Company’s long-term debt ratings, the applicable margin on base rate loans and Term SOFR loans was 0.375% and 1.375% per annum, respectively as of December 31, 2024. The Company entered into interest rate swaps to exchange the floating interest rates of the Term Loan Facilities to fixed interest rates. The fixed interest rate on the USD Term Loan was 5.670% as of December 31, 2024.
The amounts outstanding under the USD Term Loan Facility were $0 and $140 as of December 31, 2025 and December 31, 2024, respectively.
The JPY Term Loan Agreement provided for a ¥33,000 million senior unsecured delayed draw term loan facility (the “JPY Term Loan Facility” and, together with the USD Term Loan Facility, the “Term Loan Facilities”), under which any borrowings mature on November 22, 2026, unless earlier terminated in accordance with the provisions of the JPY Term Loan Agreement. On December 1, 2023, the Company borrowed ¥29,702 million under the JPY Term Loan Facility.
Under the JPY Term Loan Facility, loans bear interest at a rate equal to the Cumulative Compounded RFR Rate utilizing the Tokyo Overnight Average Rate plus an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on the Company’s long-term debt ratings, the applicable margin on loans under the JPY Term Loan Facility is 1.375% and 1.500% per annum as of December 31, 2025 and December 31, 2024, respectively. The Company entered into interest rate swaps to exchange the floating interest rates of the Term Loan Facilities to fixed interest rates. The fixed interest rate on the JPY Term Loan was 1.794% and 1.919% as of December 31, 2025 and December 31, 2024, respectively.
The amounts outstanding under the JPY Term Loan Facility were ¥29,702 million ($191) and ¥29,702 million ($188) as of December 31, 2025 and December 31, 2024, respectively.
Public Debt. On December 3, 2025, the Company completed the early redemption of all of the remaining outstanding principal amount of $625 of the 5.900% Notes due February 2027 (the “2027 Notes”) in accordance with the terms of the notes. The Company completed the redemption with the net proceeds from the offering of the 4.550% Notes due November 2032 (the “2032 Notes”) and cash on hand at an aggregate redemption price of approximately $652, including an early termination premium and accrued interest of approximately $15 and $12, respectively, which were recorded in Loss on debt redemption, and Interest expense, net, respectively, in the Statement of Consolidated Operations.
On November 12, 2025, the Company completed an offering of $500 aggregate principal amount of its 2032 Notes.
On August 23, 2024, the Company completed the early redemption of all of the remaining outstanding principal amount of approximately $577 of the 6.875% Notes due May 2025 (the “2025 Notes”) in accordance with the terms of the notes. The Company completed the redemption with the net proceeds from the aforementioned offering of the 4.850% Notes due October 2031 (the “2031 Notes”) and cash on hand at an aggregate redemption price of approximately $594, including accrued interest and an early termination premium of approximately $12 and $5, respectively, which were recorded in Interest expense, net, and Loss on debt redemption, respectively, in the Statement of Consolidated Operations.
On August 22, 2024, the Company completed an offering of $500 aggregate principal amount of its 2031 Notes. The Company entered into a cross-currency swap to synthetically convert the 2031 Notes into a Euro liability of approximately €458 million. The fixed interest rate on the Euro liability is approximately 3.720% per annum.

On July 1, 2024, the Company completed the early redemption of all of the remaining outstanding principal amount of $205 of the 5.125% Notes due October 2024 (the “2024 Notes”). The Company redeemed the 2024 Notes at par value plus accrued interest. The 2024 Notes were redeemed with cash on hand at an aggregate redemption price of approximately $208, including accrued interest of approximately $3.
In the second quarter of 2024, the Company repurchased approximately $23 aggregate principal amount of the 2025 Notes through an open market repurchase (“OMR”). The OMR was settled at slightly more than par value.
On December 28, 2023, the Company completed an early partial redemption of its outstanding 2024 Notes in the aggregate principal amount of $500. Such 2024 Notes were redeemed at par with approximately $106 of cash on hand and approximately $400 from the Company’s term loan facilities at an aggregate redemption price of approximately $506, including accrued interest of approximately $6.
On September 28, 2023, the Company completed an early partial redemption of its outstanding 2024 Notes in the aggregate principal amount of $200. Such 2024 Notes were redeemed at par with cash on hand at an aggregate redemption price of approximately $205, including accrued interest of approximately $5.
On March 29, 2023, the Company completed the early partial redemption of an additional $150 aggregate principal amount of the 2024 Notes in accordance with the terms of the notes, and paid an aggregate of $155, including accrued interest and an early termination premium of approximately $4 and $1, respectively, which were recorded in Interest expense, net, and Loss on debt redemption, respectively, in the Statement of Consolidated Operations.
In January 2023, the Company repurchased approximately $26 aggregate principal amount of its 2024 Notes through an OMR. The OMR was settled at slightly less than par value.
The Company has the option to redeem certain of its notes and bonds in whole or part, at any time at a redemption price equal to the greater of principal amount or the sum of the present values of the remaining scheduled payments, discounted using a defined treasury rate plus a spread, plus in either case accrued and unpaid interest to the redemption date.
Credit Facilities. On July 27, 2023, the Company entered into the Second Amended and Restated Five-Year Revolving Credit Agreement (as so amended and restated, the “Credit Agreement”) by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent. The Credit Agreement amended and restated the Company’s Amended and Restated Five-Year Revolving Credit Agreement, dated as of September 28, 2021, as amended by Amendment No. 1 to Credit Agreement, dated as of February 13, 2023. On February 9, 2026, the Company entered into the Third Amended and Restated Five-Year Revolving Credit Agreement by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent, which amended and restated the Credit Agreement. The description below applies to the Credit Agreement as in effect on December 31, 2025.
The Credit Agreement provides a $1,000 senior unsecured revolving credit facility (the “Credit Facility”) that matures on July 27, 2028, unless extended or earlier terminated in accordance with the provisions of the Credit Agreement. The Company may make two one-year extension requests during the term of the Credit Facility, with any extension being subject to the lender consent requirements set forth in the Credit Agreement. Subject to the terms and conditions of the Credit Agreement, the Company may from time to time request increases in commitments under the Credit Facility, not to exceed $500 in aggregate principal amount, and may also request the issuance of letters of credit, subject to a letter of credit sublimit of $500 of the Credit Facility. Under the provisions of the Credit Agreement, based on Howmet’s current long-term debt ratings, Howmet paid an annual fee of 0.110% of the total commitment to maintain the Credit Facility as of December 31, 2025.
The Credit Facility is unsecured and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Borrowings under the Credit Facility may be denominated in U.S. dollars or euros. Loans will bear interest at a base rate or, in the case of U.S. dollar-denominated loans, a rate equal to the Term Secured Overnight Financing Rate (“SOFR”) plus adjustment or, in the case of euro-denominated loans, the Euro inter-bank offered rate (“EURIBOR”), plus, in each case, an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on Howmet’s current long-term debt ratings, there would be no applicable margin on base rate loans and the applicable margin on Term SOFR loans and EURIBOR loans would be 0.890% per annum. The applicable margin is subject to change based on the Company’s long-term debt ratings. Loans may be prepaid without premium or penalty, subject to customary breakage costs.
The obligation of the Company to pay amounts outstanding under the Credit Facility may be accelerated upon the occurrence of an “Event of Default” as defined in the Credit Agreement. Such Events of Default include, among others, (a) non-payment of obligations; (b) breach of any representation or warranty in any material respect; (c) non-performance of covenants and obligations; (d) with respect to other indebtedness in a principal amount in excess of $100, a default thereunder that causes such indebtedness to become due prior to its stated maturity or a default in the payment at maturity of any principal of such indebtedness; (e) the bankruptcy or insolvency of Howmet; and (f) a change in control of the Company.

The Credit Agreement contains covenants, including, among others, (a) limitations on the Company’s ability to incur liens securing indebtedness for borrowed money; (b) limitations on the Company’s ability to consummate a consolidation, merger or sale of all or substantially all of its assets; (c) limitations on the Company’s ability to change the nature of its business; and (d) a limitation requiring the ratio of Consolidated Net Debt to Consolidated EBITDA (each as defined in the Credit Agreement) as of the end of each fiscal quarter for the period of the four fiscal quarters most recently ended, to be less than or equal to 3.75 to 1.00.
There were no amounts outstanding under the Credit Agreement as of December 31, 2025 and 2024, and no amounts were borrowed during 2025, 2024 or 2023 under the Credit Agreement. As of December 31, 2025, the Company was in compliance with all covenants under the Credit Agreement. Availability under the Credit Agreement could be reduced in future periods if the Company fails to maintain the required ratio referenced above.
On February 9, 2026, the Company entered into the Third Amended and Restated Five-Year Revolving Credit Agreement (as so amended and restated, the “5-Year Revolving Credit Agreement”) by and among the Company, a syndicate of lenders and issuers named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent, which amended and restated the Credit Agreement. The expiration of the 5-Year Revolving Credit Agreement was extended to February 9, 2031 under terms which are materially consistent with the Credit Agreement.
In addition, on February 9, 2026, the Company entered into the 364-Day Revolving Credit Agreement (the “364-Day Revolving Credit Agreement”) by and among the Company, a syndicate of lenders named therein, Citibank, N.A., as administrative agent for the lenders and issuers, and JPMorgan Chase Bank, N.A., as syndication agent. The 364-Day Revolving Credit Agreement provides a $600 senior unsecured revolving credit facility (the “364-Day Credit Facility”) and amounts payable under it will rank pari passu with all other unsecured, unsubordinated indebtedness of the Company. Borrowings under the 364-Day Credit Facility may be denominated in U.S. dollars or euros. Loans will bear interest at a base rate or, SOFR or the EURIBOR plus, in each case, an applicable margin based on the credit ratings of the Company’s outstanding senior unsecured long-term debt. Based on the Company’s current long-term debt ratings, there would be no applicable margin on base rate loans and the applicable margin on Term SOFR loans and EURIBOR loans would be 0.930% per annum. The applicable margin is subject to change based on the Company’s long-term debt ratings. Loans may be prepaid without premium or penalty, subject to customary breakage costs.
Commercial Paper. On April 4, 2024, the Company established a commercial paper program under which the Company may issue unsecured commercial paper notes (“commercial paper”) from time to time up to a maximum aggregate face amount of $1,000 outstanding at any time. The maturities of the commercial paper may vary but will not exceed 397 days from the date of issue and will rank equal in right of payment with all other unsecured senior indebtedness of the Company. The proceeds of the commercial paper is used for general corporate purposes.
There were no amounts outstanding under the commercial paper program as of December 31, 2025 or December 31, 2024.
R. Other Financial Instruments
Fair Value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:
•Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•Level 3 - Inputs that are both significant to the fair value measurement and unobservable.
The carrying values of Cash and cash equivalents, restricted cash, derivatives, noncurrent receivables, and Long-term debt due within one year included in the Consolidated Balance Sheet approximate their fair value. The aforementioned derivatives are included in Prepaid expenses and other current assets, Other noncurrent assets, Other current liabilities, and Other noncurrent liabilities and deferred credits in the Consolidated Balance Sheet, as applicable.

The Company holds available-for-sale, exchange-traded fixed income securities, which are included in Other noncurrent assets in the Consolidated Balance Sheet. The Company sold securities of $10 and none during the years ended December 31, 2025 and 2024, respectively, which is included in Investing Activities of the Statement of Consolidated Cash Flows.
During 2025, the Company purchased a held-to-maturity, real estate debt investment from the U.K. pension plan’s trust for approximately $9, of which approximately $4 was redeemed. These activities are presented as Investing Activities in the Statement of Consolidated Cash Flows and the remaining investment is included in Prepaid expenses and other current assets and Other noncurrent assets, in the Consolidated Balance Sheet. The investment is valued at net asset value and reported at cost, which approximates the fair value as of December 31, 2025.
The fair value of Long-term debt, less Long-term debt due within one year, was based on quoted market prices for public debt and on interest rates that are currently available to Howmet for issuance of debt with similar terms and maturities for non-public debt.

		2025		2024
December 31,		Carrying value	Fair value	Carrying value	Fair value
Available-for-sale securities	Level 1	$18	$18	$25	$25
Held-to-maturity investments	Level 2	$5	$5	$—	$—
Long-term debt, less amount due within one year	Level 2	$2,859	$2,919	$3,309	$3,298
Restricted cash was $1, $1, and less than $1 in 2025, 2024, and 2023, respectively, and was recorded in Prepaid expenses and other current assets in the Consolidated Balance Sheet.
S. Cash Flow Information
Cash paid for interest and income taxes was as follows:

	2025	2024	2023
Interest, net of amounts capitalized	$157	$180	$221
Income taxes, net of amounts refunded	$312	$177	$104
The Company incurred capital expenditures which remain unpaid at December 31, 2025, 2024, and 2023 of $68, $97, and $72, respectively, and will result in cash outflows within investing activities in the Statement of Consolidated Cash Flows in subsequent periods. We offer voluntary supplier finance programs to suppliers who may elect to sell their receivables to third parties at the sole discretion of both the supplier and the third parties. The program is at no cost to the Company and provides additional liquidity to our suppliers, if they desire, at their cost. Under these programs, the Company pays the third party bank, rather than the supplier, the stated amount of the confirmed invoices on the original maturity date of the invoices. The Company or the third party bank may terminate a program upon at least 30 days’ notice. Supplier invoices under the program require payment in full no more than approximately 120 days of the invoice date. As of December 31, 2025 and 2024, supplier invoices that are subject to future payment under these programs were $266 and $268, respectively, and are included in Accounts payable, trade in the Consolidated Balance Sheet.
The rollforwards of the Company’s outstanding obligations confirmed as valid under its supplier financing program for the years ended December 31, 2025, and 2024 are as follows:

	2025	2024
Confirmed obligations outstanding at the beginning of the year	$268	$258
Invoices confirmed during the year	881	877
Confirmed invoices paid during the year	(883)	(867)
Confirmed obligations outstanding at the end of the year	$266	$268

T. Acquisitions
On December 22, 2025, the Company entered into an agreement with Stanley Black & Decker, Inc. (“Stanley Black & Decker”) to acquire Consolidated Aerospace Manufacturing, LLC (“CAM”), a wholly owned subsidiary of Stanley Black & Decker, for a cash purchase price of approximately $1,800 (the “Proposed CAM Acquisition”). The Proposed CAM Acquisition is expected to close in the first half of 2026, subject to customary closing conditions and regulatory approvals. Howmet intends to finance the Proposed CAM Acquisition through utilizing a variety of financing sources, which may include borrowing under its commercial paper program or debt facilities, the issuance of debt securities and cash on hand. On February 6, 2026, the Company acquired Brunner Manufacturing Co. Inc., a small privately-held manufacturer of high-quality fastener products in the U.S., for an all-cash purchase price of approximately $120. Both acquisitions will become part of the Fastening Systems segment.
U. Contingencies and Commitments
Contingencies
Environmental Matters. Howmet participates in environmental assessments and/or cleanups at more than 30 locations. These include owned or operating facilities and adjoining properties, previously owned or operated facilities and adjoining properties, and waste sites, including Superfund (Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”)) sites.
A liability is recorded for environmental remediation when a cleanup program becomes probable and the costs can be reasonably estimated. As assessments and cleanups proceed, the liability is adjusted based on progress made in determining the extent of remedial actions and related costs. The liability can change substantially due to factors such as the nature and extent of contamination, changes in remedial requirements, and technological changes, among others.
The Company's remediation reserve balance was $16 and $19 as of December 31, 2025 and 2024, respectively, and was recorded in Other noncurrent liabilities and deferred credits in the Consolidated Balance Sheet (of which $7 and $10, respectively, was classified as a current liability), and reflects the most probable costs to remediate identified environmental conditions for which costs can be reasonably estimated. Payments related to remediation expenses applied against the reserve were $5 and $2 in 2025 and 2024, respectively, and included expenditures currently mandated, as well as those not required by any regulatory authority or third party.
Included in annual operating expenses are the recurring costs of managing hazardous substances and environmental programs. These costs are estimated to be less than 1% of Cost of goods sold.
Tax. In December 2013 and 2014, the Company received audit assessment notices from the French Tax Authority (“FTA”) for the 2010 through 2012 tax years. In 2016, the Company appealed to the Committee of the Abuse of Tax Law, where it received a favorable nonbinding decision. The FTA disagreed with the Committee of the Abuse of Tax Law’s opinion, and the Company appealed to the Montreuil Administrative Court, where in 2020 the Company prevailed on the merits. The FTA appealed this decision to the Paris Administrative Court of Appeal in 2021. On March 31, 2023, the Company received an adverse decision from the Paris Administrative Court of Appeal. The Company appealed this decision to the French Administrative Supreme Court. The assessment amount was $17 (€16 million), including $10 (€9 million) of tax and interest up through 2017 and $7 (€7 million) of penalties. The Company estimated additional interest to be $2 (€2 million). On July 23, 2024, the Company received the French Administrative Supreme Court’s decision. That decision upheld the assessment of $10 (€9 million) of tax and interest, while cancelling the penalties of $7 (€7 million) and remanding the penalty assessment issue to the Paris Administrative Court of Appeal for reexamination. As a result, the Company has no further right to appeal the assessment of tax and interest but will continue to protest the penalties. On January 20, 2026, the Paris Administrative Court of Appeal held oral arguments in connection with cancelling the penalties assessed.
In 2023, the Company recorded an income tax reserve in Provision for income taxes in the Statement of Consolidated Operations of $21 (€19 million), which includes tax, estimated interest and penalties, for the 2010 through 2012 tax years, as well as the remaining tax years open for reassessment (2020-2023). In accordance with FTA dispute resolution practices, the Company paid the assessment amount including tax, interest, and penalties, to the FTA in December 2023. The Company is expecting to pay the additional interest related to the assessment in 2026. The Company also paid the estimated tax related to the 2020-2023 tax years in 2023. As of the third quarter of 2024, the Company no longer recorded an uncertain tax position related to the tax and interest assessed. In October 2024, the Company received a refund of the penalties that were remanded. We will continue to record an income tax reserve for penalties determined more than likely to be upheld, until the uncertain tax position is settled.

Legal Proceedings.
Indemnified Matters. The Separation and Distribution Agreement, dated October 31, 2016, that the Company entered into with Alcoa Corporation in connection with its separation from Alcoa Corporation, and the Separation and Distribution Agreement, dated March 31, 2020, that the Company entered into with Arconic Corporation in connection with its separation from Arconic Corporation, provide for cross-indemnities for claims subject to indemnification between the Company and Alcoa Corporation and between the Company and Arconic Corporation, respectively. To date, Alcoa Corporation and Arconic Corporation have fulfilled their respective indemnification obligations to the Company, and claims subject to indemnification by Alcoa Corporation or Arconic Corporation have not impacted the Company financially. Among other claims that are covered by these indemnities, Arconic Corporation indemnifies the Company (previously named Arconic Inc. and, prior to that, Alcoa Inc.) for all potential liabilities associated with the fire that occurred at the Grenfell Tower in London, U.K. on June 14, 2017 (“Grenfell Fire”), including the following:
(i) Regulatory Investigations. Arconic Architectural Products SAS (“AAP SAS”) (now a subsidiary of Arconic Corporation) supplied Reynobond PE to its customer who used the product as one component of the overall cladding system on Grenfell Tower. Regulatory Investigations into the overall Grenfell Fire are being conducted, including a criminal investigation by the London Metropolitan Police Service and a Public Inquiry by the British government (regarding which AAP SAS is a participant) (together, the “U.K. Proceedings”). On September 4, 2024, the Public Inquiry published its Phase 2 report on the Grenfell fire. (ii) United Kingdom Litigation. All personal injury claims on behalf of survivors and estates of decedents have been settled pursuant to terms of confidential settlement agreements and are discontinued and closed. On June 21, 2024, the Company was joined as a party to proceedings initiated by the Royal Borough of Kensington and Chelsea (RBKC) and Chelsea Tenant Management Organisation Ltd. (KCTMO) against AAP SAS and Whirlpool. On February 14, 2025, RBKC and KCTMO served their Particulars of Claim and Schedule of Loss on the defendants. On July 18, 2025, the Company and AAP SAS filed their defense and counterclaim against RBKC and KCTMO, and contribution claims against various co-defendants and other third parties. At a December 8, 2025 case management conference, the court set the following dates, among others: (i) RBKC to update its schedule of loss by February 27, 2026, and (ii) defenses to contribution claims and counterclaims to be filed by March 13, 2026. The next case management conference is scheduled for December 13, 2027. Trial is anticipated to occur between October 2028 and July 2029. (iii) Raul v. Albaugh, et al. (United States District Court for the District of Delaware). On June 22, 2018, a derivative complaint was filed nominally on behalf of Arconic Inc. by a purported Arconic Inc. stockholder against the then members of Arconic Inc.’s Board of Directors, Klaus Kleinfeld and Ken Giacobbe, naming Arconic Inc. as a nominal defendant. The complaint alleged violations of the federal securities laws relating to the Grenfell Fire, as well as claims under Delaware state law for breaches of fiduciary duty, gross mismanagement and abuse of control, and also alleges that the defendants improperly authorized the sale of Reynobond PE for unsafe uses. On May 23, 2025, the parties executed a Stipulation of Settlement, including all exhibits thereto (the “Stipulation of Settlement”), which was subsequently filed with the court, and on June 25, 2025, the parties executed and filed with the court an addendum to the Stipulation of Settlement, including amended exhibits to the stipulation, which incorporated a mediated agreed fee and expense amount for plaintiff’s counsel. On February 10, 2026, the court held a final settlement approval hearing, and the Stipulation of Settlement was approved. The Stipulation of Settlement has no material impact on the Company’s results of operations.
Other. In addition to the matters discussed above, various other lawsuits, claims, and proceedings have been or may be instituted or asserted against the Company, including those pertaining to environmental, product liability, safety and health, employment, tax and antitrust matters. While the amounts claimed in these other matters may be substantial, the ultimate liability cannot currently be determined because of the considerable uncertainties that exist. Therefore, it is possible that the Company’s liquidity or results of operations in a period could be materially affected by one or more of these other matters. However, based on facts currently available, management believes that the disposition of these other matters that are pending or asserted will not have a material adverse effect, individually or in the aggregate, on the results of operations, financial position or cash flows of the Company.
Commitments
Purchase & Other Obligations. Howmet has entered into commitments for raw materials, energy and other obligations, which total $154 in 2026, $43 in 2027, $40 in 2028, $40 in 2029, and none thereafter.
Operating Leases. See Note P for the operating lease future minimum contractual obligations.
Guarantees. As of December 31, 2025, Howmet had outstanding bank guarantees related to customs duties, plant expansion, rental, and environmental obligations. The total amount committed under these guarantees, which expire at various dates between 2026 and 2028, was $4 as of December 31, 2025.
Pursuant to the Separation and Distribution Agreement, dated as of October 31, 2016, between Howmet and Alcoa Corporation, Howmet was required to provide certain guarantees for Alcoa Corporation, which were included in Other noncurrent liabilities and deferred credits in the Consolidated Balance Sheet. The remaining guarantee, which had a fair value of $5 and $6 as of December 31, 2025 and 2024, respectively, relates to a long-term energy supply agreement that expires in 2047 at an Alcoa

Corporation facility, for which the Company is secondarily liable in the event of a payment default by Alcoa Corporation. If the Company incurs any liability under this guarantee, Arconic Corporation is obligated to indemnify the Company for 50% of such liability. The Company currently views the risk of an Alcoa Corporation payment default on its obligations under the contract to be remote. The Company is required to provide a guarantee up to an estimated present value amount of approximately $1,141 and $1,121 as of December 31, 2025 and 2024, respectively, in the event of an Alcoa Corporation default. In the fourth quarter of 2025, 2024, and 2023, a surety bond with a limit of $80 relating to this guarantee was obtained by Alcoa Corporation to protect Howmet's obligation. This surety bond is expected to be renewed on an annual basis by Alcoa Corporation.
Letters of Credit. The Company has outstanding letters of credit, primarily related to workers’ compensation, environmental obligations, tax matters, and insurance obligations. The total amount committed under these letters of credit, which automatically renew or expire at various dates, primarily in 2026, was $76 as of December 31, 2025.
Pursuant to the Separation and Distribution Agreements between the Company and Arconic Corporation and between the Company and Alcoa Corporation, the Company is required to retain letters of credit of $43 (which are included in the $76 in the above paragraph) that had previously been provided related to the Company, Arconic Corporation, and Alcoa Corporation workers’ compensation claims that occurred prior to the respective separation transactions of April 1, 2020 and November 1, 2016. Arconic Corporation and Alcoa Corporation workers’ compensation and letters of credit fees paid by the Company are proportionally billed to, and are reimbursed by, Arconic Corporation and Alcoa Corporation, respectively. Also, the Company was required to provide letters of credit for certain Arconic Corporation and Alcoa Corporation environmental obligations and, as a result, the Company has $9 of outstanding letters of credit relating to such liabilities (which are also included in the $76 in the above paragraph). Arconic Corporation and Alcoa Corporation are being billed for these letter of credit fees paid by the Company and will reimburse the Company for any payments made under these letters of credit.
Surety Bonds. The Company has outstanding surety bonds primarily related to customs duties, workers’ compensation, environmental-related matters, and contract performance. The total amount committed under these annual surety bonds, which automatically renew or expire at various dates, in 2026 and 2027, was $44 as of December 31, 2025.
Pursuant to the Separation and Distribution Agreements between the Company and Arconic Corporation and between the Company and Alcoa Corporation, the Company is required to provide surety bonds of $19, which are included in the $44 in the above paragraph, that had previously been provided related to the Company, Arconic Corporation, and Alcoa Corporation workers’ compensation claims that occurred prior to the respective separation transactions of April 1, 2020 and November 1, 2016. Arconic Corporation and Alcoa Corporation workers’ compensation claims and surety bond fees paid by the Company are proportionately billed to, and are reimbursed by, Arconic Corporation and Alcoa Corporation, respectively.
V. Subsequent Events
Management evaluated all activity of Howmet and concluded that no subsequent events have occurred that would require recognition in the Consolidated Financial Statements or disclosure in the Notes to the Consolidated Financial Statements, except as noted below:
See Note I regarding the share repurchases made in January and February 2026 and the retirement of 659,909 shares of Class A Preferred Stock. See Note Q regarding the extension of the 5-Year Revolving Credit Agreement and new 364-Day Revolving Credit Facility in February 2026. See Note T regarding a small privately-held fasteners company acquired in February 2026.